UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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STEMCELLS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STEMCELLS, INC.

7707 Gateway Blvd.

Newark, California 94560

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on December 20, 2013

To the Stockholders of STEMCELLS, INC.

Notice is hereby given that the Annual Meeting of Stockholders of StemCells, Inc. (“StemCells” or the “company”) will be held on Friday, December 20, 2013, at 10 a.m., local time, at 7707 Gateway Boulevard, Newark, California 94560 for the following purposes:

1. to elect the three Class I directors named in the accompanying proxy materials to serve until the 2016 Annual Meeting of Stockholders;

2. to consider and vote upon a proposal to ratify the selection of Grant Thornton LLP as independent public accountants for the company for the fiscal year ending December 31, 2013;

3. to consider and vote upon a proposal to amend the company’s restated certificate of incorporation to increase the company’s authorized capital by one hundred fifty million shares of common stock;

4. to consider and vote upon a proposal to adopt the 2013 Equity Incentive Plan as proposed; and

5. to transact any and all other business that may properly come before the meeting.

The Board of Directors has fixed the close of business on Friday, October 25, 2013, as the record date for determining those stockholders who are entitled to notice of, and to vote at, the annual meeting of stockholders and any postponements or adjournments thereof. The stock transfer books will not be closed between the record date and the date of the meeting.

Representation of at least a majority of all outstanding shares of common stock of StemCells is required to constitute a quorum. Accordingly, it is important that your shares be represented at the meeting. This year we are again taking advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Please read the proxy materials carefully. All stockholders are invited to attend the Annual Meeting. Your vote is important, and we appreciate your cooperation in considering and acting on the matters presented.

By Order of the Board of Directors,

Kenneth B. Stratton, J.D.
Secretary

November 4, 2013

Newark, California

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

OF

STEMCELLS, INC.

The accompanying proxy is solicited on behalf of the Board of Directors of StemCells, Inc. (the “company”) for use at its annual meeting of stockholders (the “Annual Meeting”) to be held on Friday, December 20, 2013, at 10 a.m., local time, at the company’s headquarters at 7707 Gateway Boulevard, Newark, California 94560. The company will bear the cost of solicitation of proxies. Directors, officers and employees of the company may solicit proxies by telephone, facsimile or in person for no additional compensation. The company will reimburse banks, brokerage firms, proxy solicitors, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares.

The Board of Directors has fixed the close of business on Friday, October 25, 2013, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting or at any postponement or adjournment thereof. There were 54,971,174 shares of our common stock, $.01 par value, outstanding on October 25, 2013, each of which is entitled to one vote for each share on the matters to be voted upon.

Our 2013 Proxy Materials are Available on the Internet.    This year we have again elected to provide access to our proxy materials over the Internet in accordance with rules adopted by the Securities and Exchange Commission. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners, which will instruct them as to how they may access and review all of the proxy materials on the Internet and how they may submit their proxy on the Internet. We expect to begin delivering the Notice to our stockholders on November 4, 2013, our anticipated initial mailing date. Any stockholder wishing to receive a paper copy of our proxy materials can request them from us by following the instructions found in the Notice for requesting such materials, or by calling 1 (800) 579-1639. Requests for a paper copy of our proxy materials should be made on or before December 6, 2013 to facilitate timely delivery.

Stockholders are being asked to vote on four proposals at the company’s 2013 Annual Meeting. The proposals to be voted on and related recommendations from the Board of Directors are as follows:

Proposal Number 1 — To elect the three director nominees named in this Proxy Statement to serve as Class I directors on the Board until our 2016 annual meeting of stockholders or until that person’s successor is duly elected and qualified. The Board of Directors recommends that you vote “FOR” each of the nominees.

Proposal Number 2 — To ratify the appointment of Grant Thornton LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. The Board of Directors recommends that you vote “FOR” this proposal.

Proposal Number 3 — To adopt the proposed amendment to the company’s restated certificate of incorporation to increase the number of authorized shares of common stock by one hundred fifty million (150,000,000) shares as proposed herein. The Board of Directors recommends that you vote “FOR” this proposal.

Proposal Number 4 — To adopt the proposed 2013 Equity Incentive Plan as described herein. The Board of Directors recommends that you vote “FOR” this proposal.

In the election of directors, which is Proposal Number 1, you may vote “FOR” all three of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For Proposal Numbers 2, 3 and 4, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN” as to Proposal Numbers 2 or 4, the abstention will have no effect. If you “ABSTAIN” as to Proposal Number 3, the abstention will have the same effect as voting “AGAINST” the proposal.

Shares of our common stock represented by proxies in the form enclosed that are properly executed and returned to us and not revoked will be voted as specified in the proxy by the stockholder. In the absence of contrary instructions, or in instances where no specifications are made, the shares will be voted:

(i) FOR the election as directors of the nominees as described herein under “Proposal Number 1 — Election of Directors;”

(ii) FOR ratification of the selection of accountants as described herein under “Proposal Number 2 — Ratification of Selection of Independent Public Accountants;”

(iii) FOR adoption of the amendment to the company’s restated certificate of incorporation to increase the number of authorized shares of common stock by one hundred fifty million (150,000,000) as described herein under “Proposal Number 3 — Amendment to Restated Certificate of Incorporation to Increase Authorized Shares of Common Stock;”

(iv) FOR adoption of the proposed 2013 Equity Incentive Plan as described herein under “Proposal Number 4 — Adoption of the 2013 Equity Incentive Plan;” and

(v) in the discretion of the named proxies as to any other matter that may properly come before the Annual Meeting.

Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the company’s corporate secretary a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may revoke his, her or its proxy and vote his, her or its shares at the Annual Meeting.

How to vote shares at our 2013 Annual Meeting.

This year company stockholders may cast their vote in any of the following ways:

Vote by Internet.    Any stockholder can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on December 19, 2013.

Vote by Phone.    Any stockholder can vote by phone by following the instructions on the proxy card and calling 1 (800) 690-6903 up until 11:59 p.m. (EDT) on December 19, 2013.

Vote by Mail.    Any stockholder that receives proxy materials by mail can vote by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If the envelope is missing, such a stockholder can mail the completed proxy card or voting instruction card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. The completed card must be received no later than December 19, 2013.

Voting at the Annual Meeting.    All company stockholders are invited to attend the Annual Meeting in person. Any stockholder that attends the meeting in person may deliver a completed proxy card in person or vote by completing a ballot, which will be available at the meeting. However, each stockholder intending to vote in person at the Annual Meeting should note that if his, her or its shares are held in the name of a bank, broker or other nominee, such stockholder must obtain a legal proxy, executed in his, her or its favor, from the holder of record to be able to vote at the Annual Meeting. Stockholders should allow enough time prior to the Annual Meeting to obtain this proxy from the holder of record, if needed.

The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

QUORUM, REQUIRED VOTES AND METHOD OF TABULATION

Consistent with Delaware law and the company’s amended and restated by-laws, a majority of the votes entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. The company will appoint one or more election inspectors for the meeting to count votes cast by proxy or in person at the Annual Meeting.

If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions have not been given. This year if you hold shares beneficially in street name and do not vote your shares, your broker or nominee can vote your shares at its discretion only on Proposal Number 2. In tabulating the voting result for any proposal for which the required vote is based on the number of shares present, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of Proposal Numbers 1, 2 and 4, provided a quorum is established. However, for proposals for which the required vote is based on the number of shares of common stock issued and outstanding, broker non-votes have the same effect as a vote “AGAINST” the proposal.

What vote is required to approve each item?

Election of directors by stockholders, which is Proposal Number 1, will be determined by a plurality of the votes cast by the stockholders entitled to vote at the election that are either present in person or represented by proxy.

For Proposal Numbers 2 and 4, the affirmative “FOR” vote is required by the holders of a majority of the shares present at the Annual Meeting in person or by proxy and voting. Abstentions will have no effect on the outcome of this proposal.

For Proposal Number 3, amendment of the charter to increase the company’s authorized capital, the affirmative “FOR” vote is required by the holders of a majority of shares issued and outstanding. Abstentions and broker non-votes have the same effect as voting “AGAINST” charter amendments such as Proposal Number 3.

Management does not know of any matters to be presented at this year’s Annual Meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. Stockholders will have no appraisal rights under Delaware law with respect to any of the matters expected to be voted on at the Annual Meeting. If other matters should properly come before the meeting, the proxy holders will vote such matters in their discretion. Any stockholder has the right to revoke his, her or its proxy at any time until it is voted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table shows the number of shares of our common stock beneficially owned, as of October 15, 2013, by (i) each of our directors, (ii) each of our named executive officers, (iii) all of our directors and executive officers as a group, and (iv) all those known by us to be to a beneficial owner of more than 5% of the company’s common stock. In general, “beneficial ownership” refers to shares that an individual or entity has the power to vote or dispose of, and any rights to acquire common stock that are currently exercisable or will become exercisable within 60 days of October 15, 2013. Unless otherwise indicated, we believe that each person named below, based on information furnished by such owners, holds sole investment and voting power with respect to such shares, subject to community property laws where applicable. We calculated percentage ownership in accordance with the rules of the SEC. The percentage of common stock beneficially owned is based on 54,971,174 shares outstanding as of October 15, 2013. In addition, shares issuable pursuant to options, restricted stock units or other convertible securities that may be acquired within 60 days of October 15, 2013 are deemed to be issued and outstanding and have been treated as outstanding in calculating and determining the beneficial ownership and percentage ownership of those persons possessing those securities, but not for any other persons.

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership	Percentage of Class Beneficially Owned
Directors and Named Executive Officers
Eric Bjerkholt(1)	19,000	**
Stewart Craig(2)	59,371	**
R. Scott Greer	31,000	**
Ricardo Levy(3)	9,405	**
Martin McGlynn(4)	242,024	**
Roger Perlmutter(5)	18,405	**
John Schwartz(6)	77,195	**
Ken Stratton(7)	65,307	**
Ann Tsukamoto(8)	101,791	**
Irving Weissman(9)	166,032	**
Rodney Young(10)	86,672	**
All directors and executive officers as a group (twelve persons)	876,202	1.59%
5% Stockholders
Alpha Capital Anstalt(11)	3,332,660	5.96%

*	The address of all directors and executive officers listed in the table is c/o StemCells, Inc., 7707 Gateway Blvd., Newark, California 94560.
**	Less than one percent.
(1)	Includes 7,000 shares issuable upon exercise of stock options exercisable within 60 days.

(2)	Includes 8,750 shares issuable upon exercise of stock options exercisable within 60 days. Includes 15,219 shares in Dr. Craig’s 401(k) plan.

(3)	Includes 5,405 shares issuable upon exercise of stock options exercisable within 60 days.

(4)	Includes 25,625 shares issuable upon exercise of stock options exercisable within 60 days. Includes 17,433 shares in Mr. McGlynn’s 401(k) plan.

(5)	Includes 15,405 shares issuable upon exercise of 5,405 stock options and 10,000 restricted stock units exercisable within 60 days.

(6)	Includes 6,500 shares issuable upon exercise of stock options exercisable within 60 days.

(7)	Includes 15,000 shares issuable upon exercise of stock options exercisable within 60 days. Includes 13,152 shares in Mr. Stratton’s 401(k) plan.

(8)	Includes 17,500 shares issuable upon exercise of stock options exercisable within 60 days. Includes 18,668 shares included in Dr. Tsukamoto’s 401(k) plan and 3,643 shares held in trust to which Dr. Tsukamoto disclaims beneficial ownership.

(9)	Includes 5,990 shares issuable upon exercise of stock options exercisable within 60 days. Includes 10,508 shares held in trust to which Dr. Weissman disclaims beneficial ownership.

(10)	Includes 33,604 shares issuable upon exercise of stock options exercisable within 60 days. Includes 21,323 shares in Mr. Young’s 401 (k) plan.

(11)	Beneficial holdings based on a Schedule 13G filed by Alpha Capital Anstalt on February 28, 2012 and the Company’s records of its outstanding warrants. According to the Schedule 13G filed February 28, 2012, Alpha Capital may be deemed to beneficially own all shares listed in the table, and has sole dispositive and voting power with respect to all shares listed in the table. The address of the principal place of business of Alpha Capital is Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein.

Board of Directors

We currently have seven directors serving on our Board of Directors. Since June 2010, our Board has been composed of Drs. Ricardo Levy, Roger Perlmutter, John Schwartz, and Irving Weissman and Messrs. Eric Bjerkholt, Scott Greer and Martin McGlynn. The following table shows the names, ages, principal occupations, and public company board memberships for the last five years of our directors, as of October 15, 2013:

Eric Bjerkholt	54	Eric Bjerkholt was elected to the Board of Directors in March 2004. He is Executive Vice President and Chief Financial Officer of Sunesis Pharmaceuticals, Inc., a biopharmaceutical company. Mr. Bjerkholt is a member of the board of directors of Round Table Pizza, Inc.

R. Scott Greer	54	Scott Greer was appointed to the Board of Directors in June 2010. He is currently a principal and managing director of Numenor Ventures LLC, which he founded in 2002 to provide funding and strategic advisory services to early stage enterprises. Mr. Greer currently serves as Chairman of Ablexis, a development stage biotechnology company, and he is also on the board of Nektar Therapeutics.

Ricardo Levy, Ph.D.	68	Ricardo Levy, Ph.D. was elected to the Board of Directors in September 2001. He currently serves as a director on the board of Accelrys, Inc., a public company focused on molecular modeling and simulation software for both life and materials science research.

Martin McGlynn	67	Martin McGlynn was elected to the Board of Directors in February 2001. He is President and Chief Executive Officer of the company, a position he has held since January 2001.

Roger Perlmutter, M.D., Ph.D.	61	Roger Perlmutter, M.D., Ph.D., was elected to the Board of Directors in December 2000. He is President of Merck Research Laboratories, an international pharmaceutical company, where he leads Merck’s global research endeavors. Previously, until February 2012, he was Executive Vice President, Research and Development, of Amgen, Inc.

John Schwartz, Ph.D.	79	John Schwartz, Ph.D., was elected to the Board of Directors in December 1998 and was elected Chairman of the Board at the same time. He is currently President of Quantum Strategies Management Company, a registered investment advisor.

Irving Weissman, M.D.	73	Irving Weissman, M.D., was elected to the Board of Directors in September 1997. He is the Virginia and Daniel K. Ludwig Professor of Cancer Research, Professor of Pathology and Professor of Developmental Biology at Stanford University.

Because we have a classified board, with each of our directors serving a staggered three-year term, only three of our directors are standing for reelection at our 2013 Annual Meeting. The following table shows the composition of the three classes of our Board:

Class I Directors (terms scheduled to expire in 2013, but nominated to stand for reelection at our 2013 Annual Meeting):

Eric Bjerkholt
R. Scott Greer
John Schwartz, Ph.D.

Class II Directors (terms scheduled to expire in 2014):

Ricardo Levy, Ph.D.
Irving Weissman, M.D.

Class III Directors (terms scheduled to expire in 2015):

Martin McGlynn
Roger Perlmutter, M.D., Ph.D.

The independent members of our Board, as determined by the Board of Directors in accordance with the existing Nasdaq Listing rules, are Messrs. Bjerkholt and Greer and Drs. Levy, Perlmutter and Schwartz. The Board of Directors held four regular meetings and one special meeting during the fiscal year ended December 31, 2012. Each of our directors attended more than 75% of the meetings of the Board of Directors and of the committees on which he served.

For many years the roles of chairman and chief executive officer at the company have been separated. We believe that this is appropriate under current circumstances, because it allows management to make the operating decisions necessary to manage the business, while helping to maintain Board independence so that it can provide an effective oversight function. We feel that this has provided an appropriate balance of operational focus, flexibility and oversight. Our independent directors meet at regularly scheduled executive sessions without members of management.

Board Committees

Presently, the Board has four standing committees — the Audit Committee, the Compensation and Stock Option Committee (the “Compensation Committee”), the Corporate Governance and Nominating Committee (the “Corporate Governance Committee”), and the Strategic Transactions Committee — as well as a single-member committee established under the company’s 2001, 2004 and 2006 equity incentive plans and the Company’s 2012 Commencement Incentive Plan. The Board created the Strategic Transactions Committee in March 2009 as an ad hoc committee with direction to consult with management and advise the full Board on various corporate initiatives, such as the acquisition of substantially all of the operating assets of Stem Cell Sciences plc, which the company completed in April 2009. In June 2010, however, the Board reconstituted the Strategic Transactions Committee, which Mr. Greer currently chairs, as a standing committee of the Board. All members of the Audit Committee, the Compensation Committee, and the Corporate Governance Committee are, and are required by the charters of the respective committees to be, independent as determined under Nasdaq Listing rules.

Audit Committee.    The Audit Committee is composed of Mr. Bjerkholt and Drs. Schwartz and Levy. The Audit Committee held four meetings during the fiscal year ended December 31, 2012. The primary function of the Audit Committee is to assist our Board in fulfilling its oversight responsibilities. The committee does this primarily by reviewing our financial reports and other financial information as well as the company’s systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established. The committee also assesses our auditing, accounting and financial processes more generally. The Audit Committee meets quarterly, and at such other times as it finds necessary. It recommends to our Board the appointment of a firm of independent auditors to audit the financial statements of the company and meets with such personnel of the company to review the scope and the results of the annual audit, the amount of audit fees, the company’s internal accounting controls, the company’s financial statements contained in this proxy statement and other related matters. Each of the members of the Audit Committee is independent, and the Board has determined that Mr. Bjerkholt is an “audit committee financial expert,” as defined in SEC rules. The Audit Committee acts pursuant to a written charter which is available through our website at www.stemcellsinc.com.

Compensation Committee.    The Compensation Committee is composed of Drs. Schwartz and Levy and Mr. Bjerkholt. The Compensation Committee held five meetings during the fiscal year ended December 31, 2012. The Compensation Committee makes recommendations to our Board and management concerning salaries in general, determines executive compensation and, except to the extent that such decisions have been delegated to, and made by, the single-member committee, approves incentive compensation for our employees and consultants. The Compensation Committee acts pursuant to a written charter which is available through our website at www.stemcellsinc.com.

Corporate Governance Committee.    The Corporate Governance Committee is composed of Drs. Levy, Perlmutter and Schwartz. The Corporate Governance Committee held one meeting in 2012 to discuss a slate of actual and potential nominees to the Board of Directors. The committee oversees nominations to the Board and considers the experience, ability and character of potential nominees to serve as directors, as well as particular skills or knowledge that may be desirable in light of the company’s position at any time. From time to time, the committee has engaged the services of a paid search firm to help the committee identify potential nominees to the Board. The Company’s Governance Committee and Board seek to nominate and appoint candidates to the Board who have significant business experience, technical expertise or personal attributes, or a combination of these, sufficient to suggest, in the Board’s judgment, that the candidate would have the ability to help direct the affairs of the company and enhance the Board as a whole. The Committee may identify potential candidates through any reliable means available, including recommendations of past or current members of the Board from their knowledge of the industry and of the company. The Committee also considers past service on the Board or on the board of directors of other publicly traded or technology focused companies. The committee has not adopted a formulaic approach to evaluating potential nominees to the Board; it does not have a formal policy concerning diversity, for example. Rather, the committee weighs and considers the experience, expertise, intellect, and judgment of potential nominees irrespective of their race, gender, age, religion, or other personal characteristics. The committee often looks for nominees that can bring new skill sets or diverse business perspectives. Potential candidates recommended by security holders will be considered as provided in the company’s “Policy Regarding Shareholder Candidates for Nomination as a Director,” which sets forth the procedures and conditions for such recommendations. This policy is available through our website at www.stemcellsinc.com. The Corporate Governance Committee operates pursuant to a written charter, a copy of which is also available through our website at www.stemcellsinc.com. The members of the Corporate Governance Committee approved the nomination of the Class I directors standing for reelection at the Annual Meeting.

Strategic Transactions Committee.    The Strategic Transactions Committee is composed of Messrs. Bjerkholt, Greer and McGlynn and Dr. Levy. The Strategic Transactions Committee held five meetings during the fiscal year ended December 31, 2012. The Committee was created at the suggestion of our Chief Executive Officer in March 2009 to provide advice and direction, on an ad hoc basis, on a range of strategic initiatives being considered at the time, such as the acquisition of substantially all of the operating assets of Stem Cell Sciences plc. The Committee does not have a formal charter. However, the Board of Directors has authorized the Committee to be available to advise, consult and participate with management, as requested by the company’s Chief Executive Officer, with respect to the identification, implementation, evaluation, and negotiation of potential strategic corporate transactions, with the exception of financings. Since June 2010, the Strategic Transactions Committee has been the Board’s fourth standing committee, and as such it routinely provides recommendations both to management and to the full Board with regard to such matters as the Committee may deem advisable.

The following table shows the members of our four standing Board committees:

Director	Independent	Audit Committee	Compensation Committee	Corporate Governance Committee	Strategic Transactions Committee
Eric Bjerkholt	Yes	Chair	✓		✓
R. Scott Greer	Yes				Chair
Ricardo Levy, Ph.D.	Yes	✓	✓	Chair	✓
Martin McGlynn	No				✓
Roger Perlmutter, M.D., Ph.D.	Yes			✓
John Schwartz, Ph.D.	Yes	✓	Chair	✓
Irving Weissman, M.D.	No

Director Oversight and Qualifications

While management is responsible for the day-to-day management of the risks the company faces, the Board, as a whole and through its committees, has responsibility for the oversight of risk management. An important part of risk management is not only understanding the risks facing the company and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. In support of this oversight function, the Board receives regular reports from our Chief Executive Officer and members of senior management on operational, financial, legal, and regulatory issues and risks. The Audit Committee additionally is charged under its charter with oversight of financial risk, including the company’s internal controls, and it receives regular reports from management, the company’s internal auditors and the company’s independent auditors. The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the company’s management and affairs through its standing committees and, when necessary, special meetings of directors.

We believe each of our directors brings valuable skills, experience, judgment, and perspectives to our company. The Board took the following qualifications into consideration, among other things, when nominating or appointing our current directors:

Eric Bjerkholt	Mr. Bjerkholt is a financial expert and currently serves as the Executive Vice President and Chief Financial Officer of Sunesis Pharmaceuticals, Inc., a biopharmaceutical company. His business experience spans more than 20 years, during which time he founded a nutraceutical company and worked as an investment banker. Mr. Bjerkholt currently serves on the board of directors of Round Table Pizza. We believe Mr. Bjerkholt’s qualifications to serve on our Board of Directors include his considerable financial and business experience, especially in the life sciences industry. Mr. Bjerkholt has served on our Board for over eight years.

R. Scott Greer	Mr. Greer was appointed to our Board in June 2010. He is a financial expert with over 25 years of experience in the life sciences industry. He was founder, CEO and Chairman of Abgenix, Inc., a biotechnology company he took public in 1998 and then sold to Amgen in 2006. Mr. Greer currently serves as Chairman of Ablexis, a development stage biotechnology company, and is also on the board of Nektar Therapeutics. We believe Mr. Greer’s qualifications to serve on our Board include his more than 25 years of experience in the life sciences industry.

Ricardo Levy, Ph.D.	Dr. Levy has over 30 years of experience leading technology companies in both North and South America. In 1974, he cofounded Catalytica, Inc., a manufacturing technology and energy systems company, and served as CEO from 1991 until the company was sold in 2000. Dr. Levy currently serves as director of Accerlys Inc. (formerly Pharmacopeia, Inc.) and NovoDynamics, Inc. We believe his qualifications to serve on our Board of Directors include his more than 30 years of business experience. Dr. Levy has served on our Board for over twelve years.

Martin McGlynn	Mr. McGlynn has been our President and Chief Executive Officer since January 2001. He has held management positions of increasing responsibility in several countries for more than 30 years. Prior to joining our company, Mr. McGlynn was President and Chief Executive Officer of Pharmadigm, Inc., a privately held company in the fields of inflammation and genetic immunization. Prior to this, he was President and General Manager of Abbott Canada Ltd. and President of Anaquest, Inc., a company focused on anesthesia and acute care pharmaceuticals. We believe Mr. McGlynn’s qualifications to serve on our Board of Directors include his significant managerial experience in our industry and his intimate knowledge of our operations as a result of his day to day leadership as our President and Chief Executive Officer. Mr. McGlynn has served on our Board for over twelve years.

Roger Perlmutter, M.D., Ph.D.	Dr. Perlmutter is Executive Vice President of Merck & Co, an international pharmaceutical company, and President of Merck Research Laboratories, where he leads Merck’s global research endeavors. Previously, until February 2012, Dr. Perlmutter was the Executive Vice President of Research and Development of Amgen, Inc., a world leading biotechnology company, a position he held for approximately eleven years. Prior to joining Amgen, he held scientific leadership positions of increasing responsibility at Merck. He also worked as a researcher and administrator at the University of Washington. We believe Dr. Perlmutter’s pharmaceutical industry experience brings an important industry perspective to the Board. Dr. Perlmutter has served on our Board for over twelve years.

John Schwartz, Ph.D.	Dr. Schwartz has over 40 years of business and legal experience, including several years spent in the 1990s as President and Chief Executive Officer of Systemix, Inc., a cell-based therapeutics company which was acquired by Novartis in 1997. Before joining Systemix as its Senior Vice President and General Counsel in 1993, Dr. Schwartz served as the Vice President and General Counsel of Stanford University. He currently runs a registered investment advisor firm called Quantum Strategies Management Company. We believe Dr. Schwartz’s qualifications to serve on our Board of Directors include his over 40 years of business and legal experience in our industry as well as his significant experience working at Stanford University. Dr. Schwartz has served on our Board for over fourteen years.

Irving Weissman, M.D.	Dr. Weissman has been a leader in the stem cell field for over 20 years. He is a professor at Stanford University and serves as the director of the Stanford Institute for Stem Cell Biology and Regenerative Medicine. He co-founded Systemix in 1988 and Cellerant Therapeutics, Inc., a hematopoietic stem cell development company, in 2001. He is a member of several scientific advisory boards and national science institutes, including the National Academy of Science, the American Academy of Arts and Science, and the Institute of Medicine of the National Academy of Sciences. We believe Dr. Weissman’s qualifications to serve on our Board of Directors include the fact that he has been a leader in stem cell research for over 20 years as well as his substantial business experience in our industry. Dr. Weissman has served on our Board for over sixteen years and serves as the chairman of our Scientific Advisory Board.

Stockholders who wish to communicate with our Board of Directors or with a particular director may send a letter to our corporate secretary at the following address: StemCells, Inc., 7707 Gateway Blvd., Newark, California 94560 (c/o Legal Department). Any communication should clearly specify that it is intended to be made to the entire Board or to one or more particular director(s). Our corporate secretary will review all such correspondence and forward to our Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. The secretary maintains a log of all correspondence received by us that is addressed to members of the Board, and any director may at any time review and request copies of any such correspondence.

Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the chairman of the Audit Committee and handled in accordance with established procedures, which are set out in the Audit Committee’s Policy on Receipt, Retention and Treatment of Complaints Regarding Accounting, Internal Controls and Auditing Matters. A copy of this policy is available through our website at www.stemcellsinc.com.

Executive Officers, Positions Held

Following are the name, age and other information for our named executive officers, as of October 15, 2013. All company officers have been elected to serve until their successors are elected and qualified or until their earlier resignation or removal.

Martin McGlynn President and Chief Executive Officer	67	Martin McGlynn joined the company in January 2001, when he was appointed President and Chief Executive Officer of the company and of its wholly-owned subsidiaries. Mr. McGlynn was elected to the Board of Directors in February 2001.

Rodney Young Chief Financial Officer and Vice President, Finance and Administration	51	Rodney Young joined the company in September 2005 as Chief Financial Officer and Vice President, Finance. In November 2006 he became CFO and Vice President, Finance and Administration. He is responsible for functions that include Finance, Information Technology and Investor Relations. From 2003 to 2005, Mr. Young was Chief Financial Officer and a director of Extropy Pharmaceuticals, Inc., a private biopharmaceutical company focused on developing drugs for pediatric indications.

Eliseo Salinas, M.D. Executive Vice President, Head of Research and Development	57	Eliseo Salinas, M.D., joined the company in June 2013 as Executive Vice President and Head of Research and Development, with responsibility for the company’s scientific and clinical development programs. Prior to joining StemCells, Dr. Salinas served as Executive Vice President, Head of Development, and Chief Medical Officer of Elan Pharmaceuticals. Before joining Elan, Dr. Salinas was Senior Vice President, Research and Development and Chief Medical Officer of Adolor Corporation; Executive Vice President, Specialty Pharma, Research and Development and Chief Scientific Officer of Shire plc.

Stewart Craig, Ph.D. Executive Vice President, Development and Operations	52	Stewart Craig, Ph.D., joined the company in September 2008 with responsibilities for Development, Manufacturing, Regulatory, Quality Systems, and Facilities. From 2005 to 2008, Dr. Craig was Chief Technology Officer and Vice President of Progenitor Cell Therapy, a contract services provider for research, development, manufacture, and commercialization of cell-based therapies, prior to which he has held executive positions at Xcyte Therapies, Osiris Therapeutics and SyStemix.

Ann Tsukamoto, Ph.D. Executive Vice President, Scientific and Strategic Alliances	61	Ann Tsukamoto, Ph.D., joined the company in November 1997 as Senior Director of Scientific Operations; was appointed Vice President, Scientific Operations in June 1998; Vice President, Research and Development in February 2002; Chief Operating Officer in November 2006; and Executive Vice President, Research and Development, in October 2008. In June 2013, Dr. Tsukamoto was appointed Executive Vice President, Scientific and Strategic Alliances, with responsibility for developing the Company’s alliances with research institutions, corporations, government agencies, and disease foundations. Dr. Tsukamoto is married to one of our outside directors.

Ken Stratton, J.D. General Counsel	45	Ken Stratton, J.D., joined the company in February 2007 as General Counsel, with responsibility for corporate compliance and legal affairs. In March 2008, he assumed responsibility for the Human Resources function. Prior to joining StemCells, Mr. Stratton served as Deputy General Counsel for Threshold Pharmaceuticals and as Senior Legal Counsel for Medtronic, Inc.’s Vascular business unit.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC reports of ownership of our securities and changes in reported ownership. Executive officers, directors and greater than 10% beneficial owners are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to us, or written representations from the reporting persons that no Form 5 was required, we believe that, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners have been met, with the following exception: the Form 4 filed by Dr. Levy on October 2, 2012, reporting his annual equity grant for Board service, was filed two days late.

Code of Business Conduct and Ethics

We have adopted a Code of Ethics and Conduct that applies to all of our directors, officers, employees, and consultants. A copy of our code of ethics is posted on our website at www.stemcellsinc.com. We intend to disclose any substantive amendment or waivers to this code on our website. There were no substantive amendments or waivers to this code in 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We structure our compensation programs to attract and retain talented employees and reward them for helping us achieve our short-term and long-term goals. We intend for our compensation programs to be equitable and competitive when measured against those offered by companies against whom we compete for high-level scientific and executive personnel. We also intend for them to link pay to both company and individual performance.

In seeking to accomplish these objectives, we follow a compensation strategy designed, ultimately, to reward increasing stockholder value. However, because achievement of our principle mission — the research, development and commercialization of stem cell therapeutics and related tools and technologies for academia and industry — is a long, expensive and challenging process, we often set individual compensation by using surrogate endpoints to gauge employee contributions towards building sustained stockholder value, such as:

•	the achievement of stated corporate goals adopted from time to time by the Board;

•	the leadership an executive officer has shown in inspiring and marshaling excellent performances in his or her direct reports;

•	the anticipation, identification and successful disposition of issues and problems that, if not addressed timely and effectively, might have a deleterious effect on the company; and

•	the speed and effectiveness with which an executive officer discovers, assesses and, where appropriate, pursues promising opportunities for the company.

Compensation elements.    We, like most biotechnology companies, use a combination of base salary, bonuses and equity awards to compensate our employees, including our executive officers. As a small company — we have approximately 50 employees in total and only six executive officers — we feel that having so few people in each job classification and level makes it inefficient to establish a formulaic allocation of total compensation among its various elements; we rely, instead, on our experience and judgment.

In exercising this judgment, we periodically collect and review information (i) from third party market reports such as the Radford Biotechnology Survey — Executive Report; and (ii) from the proxy statements of other similar biotechnology companies, especially those operating in the San Francisco Bay Area, as well as those pursuing cell-based therapeutics.1 In the case of the executive officers who report directly to the chief executive officer, we also carefully consider the recommendations of the chief executive officer when setting compensation. We integrate all of this information with our evaluation of the individual performance of each of our executive officers.

While we believe our officers and other employees are outstanding, we realize that the company is not yet profitable and that it is still in a relatively early stage of development. We therefore generally prefer to target our compensation practices so that our employees’ base salaries, bonuses, equity compensation, and benefits all fall close to the 50th percentile paid by comparable companies for similar positions. Actual compensation may fall slightly above or below these targets, however, because of any number of factors such as general economic conditions, market competition for specific jobs, personal performance, and the need for internal equities within the company. For example, we have recently paid many of our employees, including some of our executive officers, at below the 50th percentile because of the recent global recession and crisis in the financial markets. At the same time, however, we have paid many of our employees, including some of our executive officers, at above the 50th percentile because of highly competitive demand for workers with their unique skill sets.

Interaction of compensation elements.    The basic compensation elements — base salary, bonuses and equity awards — are, as noted, standard in our industry. Though not set independently of one other, we use each element as a portion of total compensation because we believe we would not otherwise be competitive and because we feel that together they are the proper components of a balanced compensation package:

•	base salary is compensation for current efforts;

•	bonuses, whether in cash or equity, are paid at the Board’s discretion typically for achievements in meeting or exceeding corporate goals; and

•	equity awards are inducements to remain with the company and to build future value.

On occasion, we have considered our employee compensation programs, including our executive compensation programs, and the effect they may have on company risk. We have concluded that our employee compensation programs are simple and straight-forward and consistent with those of similarly situated research and development companies. In determining that our compensation policies and practices do not present risks that are likely to have a material adverse effect on our business, our directors have, from time to time, discussed with management the various pay practices used to compensate our employees at both the executive and non-executive levels. These inquiries have included discussions about our three primary components of compensation, namely base compensation, cash bonuses and equity incentive compensation.

Our Board of Directors has also periodically considered how bonus awards are determined and calculated by the company, noting that all bonuses are awarded entirely at the discretion of our Board after taking into consideration the progress of our company’s programs. Based on its review, our Board has concluded that our bonus program properly aligns compensation with our overall goals, all of which are designed to have a positive impact on our business.

In addition, our Board has periodically examined our equity compensation practices, noting that we typically grant customary equity awards that vest over many years after the date of grant. We believe

1 In 2012, for example, we collected executive compensation information from the recent SEC filings of Aastrom Biosciences, Inc.; Affymax, Inc.; Alexza Pharmaceutics, Inc.; Anacor Pharmaceuticals, Inc.; Athersys, Inc.; Cerus Corporation; Cytokinetics, Incorporated; Cytori Therapeutics, Inc.; Dynavax Technologies Corporation; Geron Corporation; InterMune, Inc.; MAP Pharmaceuticals, Inc.; Maxygen, Inc.; Medivation, Inc.; Neuralstem, Inc.; Osiris Therapeutics, Inc.; Rigel Pharmaceuticals, Inc.; Sangamo Biosciences, Inc.; and Sunesis Pharmaceuticals, Inc.

discretionary equity compensation that vests over multiple years does not encourage short-term or high-risk opportunistic behavior and instead aligns our employees’ interests with the long-term interests of our stockholders by encouraging activities intended to build long-term value for the Company.

For these reasons, we have concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our company’s overall business strategy and do not incentivize executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the company.

Other compensation elements and benefits.    We offer all employees various health and welfare benefit plans. Our executive officers may participate in these on the same terms as other employees. We do not have a pension plan nor do we use non-qualified deferred compensation.2 We offer our U.S. employees (again, including executive officers on the same terms as others) a 401(k) defined contribution plan, and match employee contributions on a 1:2 basis (i.e., $1 contribution by the company for every $2 contribution made by the employee) up to a maximum of 3% of the employee’s salary, subject to legal limitations. At this time, our 401(k) match is made in the form of shares of common stock in the company. We offer our U.K. employees a tax preferred pension scheme, and match employee contributions on a 1:1 basis up to a maximum of 12% of the employee’s salary.

Compensation of Named Executive Officers

Base salary compensation; target bonuses.    We consider base salary to be a critical component of our executive officers’ overall compensation packages. We intend the salaries of our executive officers to reflect their actual responsibilities and job scope. We also endeavor to set base compensation levels so that their salaries are competitive with salaries paid by comparable companies to employees with similar experience, taking into account the cost of living in the San Francisco Bay Area. Accordingly, we have made occasional adjustments to the salaries of certain employees to address perceived below market anomalies, address specific retention concerns or reward special contributions made to the company. As described below, we changed the base compensation paid to certain of our executive officers in 2009, 2010, 2012, and 2013.

In addition to base salary, each full-time employee of the company, including each of our named executive officers, is given a personal target bonus (calculated as a percentage of base salary), based upon factors such as seniority, job title and the existing targets of co-workers with comparable job responsibilities within the company. Bonuses at the company are discretionary and awarded by the Board in its sole discretion. But when bonuses are awarded, we use the personal target of each employee to calculate his or her bonus amount.

With these various principles in mind, we recently took the following actions with respect to the base compensation and bonus targets of our executive officers.

From March 2007 through 2008, we maintained the annual base salary of Mr. McGlynn at $385,000, plus a housing and transportation allowance. Effective January 2009, however, we eliminated Mr. McGlynn’s housing and transportation allowance of approximately $200,000 per year and increased Mr. McGlynn’s annual base salary by $140,000, from $385,000 to $525,000, and began providing him a car allowance in the amount of $10,000 per year. The net effect of these changes was a decrease in Mr. McGlynn’s base compensation of approximately 11% for 2009. Concurrent with these changes, we increased Mr. McGlynn’s target bonus from 40 percent to 55 percent of his base salary, beginning with the 2009 fiscal year, to reflect the Board’s view that Mr. McGlynn’s leadership is a major factor in the achievement of the company’s corporate goals and to further

2 Accordingly, we omit tables showing pension benefits and non-qualified deferred compensation.

align his compensation to corporate success. Effective February 1, 2012, we increased Mr. McGlynn’s base salary to $550,000. More recently, effective June 17, 2013, we increased Mr. McGlynn’s base salary to $570,000 in recognition of contributions made on behalf of the company and market factors.

From March 2007 through 2009, we maintained the annual base salary of Mr. Young at $275,000. In January 2010, however, we increased Mr. Young’s annual base salary to $325,000 in recognition of contributions made on behalf of the company and job scope. In January 2010, we also increased Mr. Young’s target bonus rate from 25% to 30% of his base salary, beginning with the 2010 fiscal year, to further align his compensation to corporate success. In February 2011, we increased Mr. Young’s target bonus rate from 30% to 40% of his base salary for the same reason.

From March 2007 through 2011, we maintained the annual base salary of Dr. Tsukamoto at $300,000. In January 2010, however, we increased Dr. Tsukamoto’s target bonus from 25% to 30% of her base salary, beginning with the 2010 fiscal year, to further align her compensation to corporate success. In February 2011, we increased Dr. Tsukamoto’s target bonus rate from 30% to 40% of her base salary for the same reason. Effective February 1, 2012, we increased Dr. Tsukamoto’s base salary to $335,000 in recognition of contributions made on behalf of the company and market factors. More recently, effective June 6, 2013, we increased Dr. Tsukamoto’s base salary to $350,000 in recognition of contributions made on behalf of the company, market factors and her new role and responsibilities as executive vice president of scientific and strategic alliances.

Dr. Craig joined the company in September 2008, with an annual base salary of $275,000 and a target bonus rate of 25% of his base salary. In January 2010, however, we increased Dr. Craig’s target bonus from 25% to 30% of his base salary, beginning with the 2010 fiscal year, to further align his compensation to corporate success. In February 2011, we increased Dr. Craig’s target bonus rate from 30% to 40% of his base salary for the same reason. Effective February 1, 2012, we increased Dr. Craig’s base salary to $300,000. More recently, effective June 17, 2013, we increased Dr. Craig’s base salary to $320,000 in recognition of contributions made on behalf of the company and market factors.

Mr. Stratton joined the company in February 2007, with an annual base salary of $220,000 and a target bonus rate of 20% of his base salary. In February 2008, however, we increased Mr. Stratton’s annual base salary to $250,000 in recognition of contributions made on behalf of the company and because he had assumed additional responsibilities in early 2008. In January 2010, we increased Mr. Stratton’s annual base salary to $275,000 in recognition of contributions made on behalf of the company and job scope. In January 2010, we also increased Mr. Stratton’s target bonus rate from 20% to 30% of his base salary, beginning with the 2010 fiscal year, to further align his compensation to corporate success. In February 2011, we increased Mr. Stratton’s target bonus rate from 30% to 40% of his base salary for the same reason. Effective February 1, 2012, we increased Mr. Stratton’s base salary to $300,000. Most recently, effective June17, 2013, we increased Mr. Stratton’s base salary to $320,000 in recognition of contributions made on behalf of the company and market factors.

Dr. Salinas joined the company in June 2013, with an annual base salary of $475,000 and a target bonus rate of 50% of his base salary.

The base compensation and target bonus information presented above can be summarized as follows:

	Year Ended 12/31/09 Base Compensation/ Target Bonus	Year Ended 12/31/10 Base Compensation/ Target Bonus	Year Ended 12/31/11 Base Compensation/ Target Bonus	Year Ended 12/31/12 Base Compensation/ Target Bonus	Current Base Compensation/ Target Bonus
CEO	$525,000/55%	$525,000/55%	$525,000/55%	$550,000/55%	$570,000/55%
CFO	$275,000/25%	$325,000/30%	$325,000/40%	$325,000/40%	$325,000/40%
EVP, R&D(1)					$475,000/50%
EVP, D&O	$275,000/25%	$275,000/30%	$275,000/40%	$300,000/40%	$320,000/40%
EVP, Alliances(2)	$300,000/25%	$300,000/30%	$300,000/40%	$335,000/40%	$350,000/40%
GC	$250,000/20%	$275,000/30%	$275,000/40%	$300,000/40%	$320,000/40%

(1)	The company’s executive vice president and head of research and development joined the company in June 2013.

(2)	The company’s executive vice president of scientific and strategic alliances served as the company’s executive vice president of research and development from October 2008 until June 2013.

Bonus compensation.    We view periodic bonuses, whether paid in cash or equity, as an important element of compensation for several reasons. Bonuses help align individual employee efforts with overall corporate strategies and objectives. Bonuses also help us manage salary expense, while still allowing us to reward successes. By using discretionary bonuses as part of the compensation mix, we have greater flexibility in managing the timing and amounts of compensation. Accordingly, each year we estimate for planning purposes an aggregate “bonus pool,” which is calculated by using the base salaries of all our full-time employees and their respective target bonuses, and which assumes the Board will elect to award each full-time employee 100% of his or her personal target bonus amount for the year. However, as explained below, the actual bonus award for any particular year is entirely within the Board’s discretion.

In practice, over the past few years, we have awarded bonuses on an annual basis after considering, among other things, the company’s accomplishments against stated corporate goals adopted by the Board, the company’s financial position, the status of its development programs, clinical progress and corporate development activities, and general economic factors. This has necessarily involved a subjective assessment by the Compensation Committee of corporate performance and market conditions each year.

The process of establishing our corporate goals over the past few years has been a lengthy one. For each fiscal year, our executive officers have presented the Compensation Committee of the Board with approximately five to ten proposed corporate goals, each often consisting of multiple sub-parts. Management has usually presented its recommended corporate goals to the Compensation Committee concurrent with our proposed corporate budgets for the following fiscal year. Goals have been designed to be challenging, so that one would not expect consistent achievement of all of them. Typically these goals have included some preclinical and clinical goals for our HuCNS-SC cell product candidate, financing and corporate development goals, goals related to advancement in cell manufacturing practices, and goals related to advancement of our Liver Program. While all these goals have been considered important, and we have used a cross-functional and balanced approach to setting them, we have typically prioritized our goals by assigning relative weightings to each of them, with all of them together adding up to 100%. However, by design, no one goal has ever accounted for a majority of the relative weightings.

After receiving management’s recommended goals, members of the Compensation Committee typically review them with our executive officers and oftentimes provide suggestions for additional goals or changes to the recommended goals. After our executive officers and directors have completed this iterative process, which has often taken several weeks, the Compensation Committee adopts revised corporate goals consistent with the foregoing principles and recommends the updated corporate goals to the full Board for consideration and approval.

Thereafter, during each fiscal year, our executive officers have used the Board-approved corporate goals as a management tool, for example to coordinate activities, motivate personnel and help prioritize the use of company resources. The executive officers have sometimes referred back to the corporate goals when providing business updates to the Board, similar to management’s reference back to an approved annual budget.

Recently, at the end of each fiscal year or shortly afterwards, our Chief Executive Officer has presented the Compensation Committee with his assessments of corporate performance against the Board-approved corporate goals, together with a summary of any important factors that weighed in his assessments, which he has provided as context.

Because our corporate goals have not been formulaic or quantitative in nature (we have not had a corporate goal tied to specific stock price, revenues or expenses, for example), our CEO’s assessments have been largely qualitative in nature. Along with these assessments, our CEO has provided a percentage score for each goal reflecting the degree to which each goal was or was not, in his judgment, achieved during the year.

The Compensation Committee has usually considered these percentage scores as well as our CEO’s commentary about corporate performance and more general assessments of the state of our business when determining whether to award employees a company-wide corporate bonus in any given year, and if so how much of the available bonus pool to award. However, the Compensation Committee members have used their own judgment to determine the size of any bonus award, if any. In any given year, the Board may decide in its judgment to award more than 100% of the bonus pool for the year. The Board may also decide to award less than 100% of the bonus pool, even if all of the corporate goals have been achieved, if it decides doing so would be in the best interests of the company. While the Compensation Committee and the Board as a whole use the corporate goals as a measure of success, the amount of any bonus grant, as well as how and when it will be paid, is completely within the Board’s sole discretion.

With these various principles in mind, we recently took the following actions with respect to corporate bonuses for 2012.

In December 2012, as part of its annual year-end review of performance, the Compensation Committee (with input from the Chief Executive Officer and other Board members) considered, among other things, significant company performance accomplishments in 2012, the company’s successes measured against its 2012 corporate goals, the degree of difficulty in achieving these goals, as well as other events and circumstances that affected performance. The 2012 goals, as approved by our Board, consisted generally of the following: (i) progress in our CNS Program, including activities aimed at testing our proprietary HuCNS-SC cells in multiple disease indications within the CNS, including the initiation of a study of HuCNS-SC cells in age related macular degeneration, the dosing of additional patients in our spinal cord injury trial, and preparation for initiating a Phase II controlled study in Pelizaeus-Merzbacher disease; (ii) partnering and corporate development activities; and (iii) successful fundraising efforts.

Highlights of the 2012 accomplishments taken into account by the Compensation Committee in determining the overall company performance included:

Therapeutic Product Development

•

In January 2012, we published preclinical data demonstrating that our proprietary HuCNS-SC cells protect host photoreceptors and preserve vision in a well-established animal model of retinal disease. Moreover, the number of cone photoreceptors, which are responsible for central vision, remained constant over an extended period. In humans, degeneration of the core photoreceptors accounts for the unique pattern of vision loss in dry AMD. The data was featured as the cover article in the peer-reviewed European Journal of Neuroscience.

•

Also in January 2012, the FDA authorized the initiation of a Phase I/II clinical trial of our proprietary HuCNS-SC cells in dry AMD, the most common form of AMD. AMD is the leading cause of vision loss and blindness in people over 55 years of age, and approximately 30 million people worldwide are afflicted with the disease. There are no approved treatments for dry AMD.

•	In February 2012, the fourth and final patient in our Phase I PMD trial completed the twelve-month follow up and evaluations required by the trial protocol, and the trial was completed.

•

In April 2012, we presented preliminary evidence of progressive and durable donor-cell derived myelination in all four patients who were transplanted with our proprietary HuCNS-SC cells in our Phase I clinical trial for PMD, a rare hypomyelination disorder in children. In addition, clinical assessment revealed small but measureable gains in motor and/or cognitive function in three of the four patients; the fourth patient remained clinically stable. The study was conducted by researchers at the University of California, San Francisco (UCSF). A summary of the trial results were presented at the 2012 European Leukodystrophy Association (ELA) Families/Scientists Meeting in Paris, France.

•

In May 2012, we presented data from the first interim safety review of our Phase I/II spinal cord injury clinical trial, which indicated that the surgery, immunosuppression and the HuCNS-SC cell transplants have been well tolerated. The trial, which was designed to evaluate the safety and preliminary efficacy of our proprietary HuCNS-SC cells, represents the first time that neural stem cells have been transplanted as a potential therapeutic agent for spinal cord injury. A summary of the data was presented at the Interdependence 2012 Global SCI Conference in Vancouver, Canada.

•

In June 2012, we initiated our Phase I/II clinical trial of our proprietary HuCNS-SC cells in dry AMD. The trial is being conducted at the Retina Foundation of the Southwest’s (RFSW) in Dallas, Texas, and at the Byers Institute at Stanford.

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In July 2012, we presented preclinical data demonstrating that our proprietary human neural stem cells restored memory and enhanced synaptic function in two animal models relevant to Alzheimer’s disease. Importantly, these results did not require reduction in beta amyloid or tau, substances that accumulate in the brains of patients with Alzheimer’s disease and account for the pathological hallmarks of the disease. The data was presented at the Alzheimer’s Association International Conference 2012 in Vancouver, Canada.

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In July 2012, the governing board of the California Institute for Regenerative Medicine (CIRM) approved an award to us for up to a $20 million under the Disease Team Therapy Development Award program (RFA 10-05) to fund preclinical development of our HuCNS-SC cells in cervical spinal cord. Under RFA 10-05, funding would have been in the form of a forgivable loan. However, in March 2013, we elected not to borrow these funds from CIRM.

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Also in July 2012, the Japan Patent Office granted us Patent Number 5007003 which broadly covers the prospective isolation and enrichment of neural stem and progenitor cells using antibody selection, as well as the use of these cells to treat disorders of the central nervous system. Some of the more noteworthy claims in this patent include methods for isolating human neural stem cells, as well as compositions of matter comprising enriched neural stem cells, such as our proprietary HuCNS-SC cells, and the use of enriched neural stem cells as a medicament for the treatment of neurodegenerative diseases, acute brain injury and dysfunction of the central nervous system. The term of this patent extends into 2020.

•

In September 2012, we presented interim six-month data from the first patient cohort in our Phase I/II clinical trial of our HuCNS-SC cells for chronic spinal cord injury. The first patient cohort all have no sensory or motor function below the level of injury and are considered to have complete spinal cord injuries. The interim data continues to demonstrate a favorable safety profile, and showed considerable gains in sensory function in two of the three patients compared to pre-transplant baselines; the third patient remained stable. The data was presented at the 51st Annual Scientific Meeting of the International Spinal Cord Society in London, England.

•

Also in September 2012, the first patient with an incomplete spinal cord injury was enrolled and dosed in our Phase I/II clinical trial in chronic spinal cord injury. Patients who retain some sensory function below the level of trauma are considered to have an incomplete injury.

•

Also in September 2012, the governing board of CIRM approved a second disease team award to us for up to $20 million under RFA 10-05. This second award is to fund preclinical development of our HuCNS-SC cells in Alzheimer’s disease.

•	In October 2012, the first patient in our Phase I/II clinical trial in dry age-related macular degeneration (AMD) was enrolled and dosed.

•

In October 2012, two papers reporting clinical and preclinical data demonstrating the therapeutic potential of our proprietary HuCNS-SC cells for a range of myelination disorders were published in Science Translational Medicine, the peer-reviewed journal of the American Association for the Advancement of Science. The first paper summarized the data from our Phase I trial in Pelizeus-Merzbacher disease (PMD), which showed preliminary evidence of progressive and durable donor cell-derived myelination in all four patients transplanted with HuCNS-SC cells. Three of the four patients showed modest gains in neurological function; the fourth patient remained stable. The second paper demonstrated that transplantation of our neural stem cells in an animal model of severe myelin deficiency results in new, functional myelin. Sophisticated analytical techniques were used to confirm that changes measured by magnetic resonance images were in fact derived from new human myelin generated by the transplanted HuCNS-SC cells and these results supported the use of similar techniques to detect and evaluate the degree of myelination in our Phase I PMD trial.

•

Also in October 2012, we were issued U.S. Patent Number 8,283,164 which broadly covers purified populations of human liver cells, including our human liver engrafting cells (hLEC). The hLEC cells were first isolated by our researchers in the late 1990s, and our scientists have repeatedly demonstrated the cells’ engraftment and robust bioactivity in vivo and that they are expandable. While our hLEC cells are purified from donated adult livers not suitable for transplant, the newly issued ‘164 patent claims cells independent of tissue source, and therefore, has potential relevance to those deriving liver cells from induced pluripotent or embryonic stem cell platforms. The term of the ‘164 patent extends into 2022.

Tools and Technologies Programs

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In March 2012, we entered into a license agreement under which we granted genOway a worldwide, exclusive license to our Internal Ribosome Entry Site (IRES) technology for use in the development and commercialization of genetically engineered mice. We received an upfront license fee and could receive royalties on product sales.

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In October 2012, we launched four new SC Proven human neural stem cell kits for use in neuroscience research. Each kit will contain high purity, multipotent neural stem cells derived from a different area of the human central nervous system, and will provide researchers with a reproducible and scalable serum-free platform with which to perform a broad range of assays. With these kits, researchers will now have the ability to compare and contrast the biological, functional and neural differentiation properties of human neural stem cells isolated from specific regions of the central nervous system, as well as to screen for the effects of different compounds on such cells.

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Also in October 2012 we partnered with a UK-based biomedical company to develop and commercialize a range of cell lines and reagents to facilitate iPS cell-based research for regenerative medicine applications. The first product under the partnership, an “ultra-primary” human fibroblast cell line from which researchers can generate iPS cell lines, was launched under the SC Proven brand.

Financing and Other Business-related Activities

•

In 2012, we sold an aggregate of 9,647,471 shares of our common stock for gross proceeds of approximately $20,452,000. These sales were made under a sales agreement entered into in June 2009 and the sales agent was paid compensation equal to 3% of gross proceeds. The shares were offered under our shelf registration statement previously filed with, and declared effective by, the SEC.

•

In 2012, an aggregate of 2,700,000 Series B Warrants were exercised and we received gross proceeds of $3,375,000. The remaining 5,300,000 Series B Warrants expired unexercised by their terms on May 2, 2012. For the exercise of these warrants, we issued 2,700,000 shares of our common stock and 2,700,000 Series A Warrants.

•

In 2012, an aggregate of 2,198,571 Series A Warrants were exercised. For the exercise of these warrants, we issued 2,198,571 shares of our common stock and received gross proceeds of approximately $3,078,000.

Following this review, the Compensation Committee awarded a discretionary bonus equal to 70% of the available bonus pool, based upon the committee members’ assessments of market conditions, corporate risks, our market comparables, and the company’s performance in 2012 measured against its 2012 corporate goals, including the successes highlighted above, among other things. The bonuses were calculated using each employee’s annual base salary as of January 1, 2012, and paid in January 2013.

Accordingly, in January 2013, the company paid Mr. McGlynn a 2012 bonus in the amount of $202,125, because on January 1, 2012 his base salary and target bonus were, respectively, $525,000 and 55%. The company paid Mr. Young a 2012 bonus in the amount of $91,000, because on January 1, 2012 his base salary and target bonus were, respectively, $325,000 and 40%, and the company paid Dr. Tsukamoto a 2012 bonus in the amount of $84,000, because on January 1, 2012 her base salary and target bonus were, respectively, $300,000 and 40%. The company also paid Dr. Craig and Mr. Stratton each a 2012 bonus in the amount of $77,000, because on January 1, 2012 their base salary and target bonus were, respectively, $275,000 and 40%.

Equity Compensation — general practices.    We believe that equity compensation awards are an important component of our overall compensation policy because equity compensation can provide strong inducement to remain with the company and to build future stockholder value. In order to achieve these objectives, we believe that equity compensation awards need to be structured to provide both meaningful value and a meaningful opportunity to realize that value. Accordingly, from time to time, we have considered several forms of equity compensation awards, including stock options, stock appreciation rights, restricted stock, and restricted stock units, because each of these have certain advantages and disadvantages relative to the others with respect to how they might reward effort and success and how they might help us retain high contributors. Generally speaking, over the years, we have used stock options and restricted stock units as the most common equity compensation instruments. We feel each of these forms of equity has unique and important features for employee retention and for incentivizing the executive officers to build a profitable and sustainable business. Unless otherwise specifically noted in the tables herein, all option awards:

•	to our employees, including our executive officers, are intended to be qualified incentive stock options (ISOs) to the fullest extent permitted by law;

•

have an exercise price set at the closing market price of our common stock on the grant date, or on an adjacent market trading date if the market on which we are listed (currently the Nasdaq Capital Market) is not open on the grant date; and

•

vest over four years, with one-fourth of the shares included in any grant vesting on the first anniversary of the grant and the remainder vesting 1/48th per month thereafter, always provided that the grantee remains in the company’s employ on the vesting dates. These awards are time-vesting and do not depend on performance factors.

We have typically granted stock option awards to newly hired employees, effective as of their date of hire, and occasionally to existing employees upon their promotion. Both on-hire awards to non-executive officers and awards upon the promotion of current employees are usually made by either Mr. McGlynn, acting as the Board’s single-member committee, or by the Compensation Committee. Awards to executive officers are made by either the Compensation Committee or by the full Board. We have not granted company-wide equity awards to full-time employees since June 2010. Instead, we have granted targeted equity awards to individual employees within the company following a careful review of equity held by each of our employees and the retention value that such awards may provide. In awarding equity grants to existing employees, we consider their contributions to the company, their roles and responsibilities, their past performance, and market conditions generally for similarly situated employees.

With these various principles in mind, we recently took the following actions with respect to equity compensation.

In June 2010, after a review of the market and company-specific information described above, the Compensation Committee approved a company-wide award to employees of 190,000 restricted stock units and options to purchase up to 184,500 shares of common stock, in the aggregate. Of particular importance, the Compensation Committee noted that a majority of the stock options previously issued to employees had strike prices significantly above the current market price of the company’s stock and were therefore of limited retention value. All of the restricted stock units awarded in June 2010 have four-year vesting, with one-fourth vesting on each of the first four anniversaries following the grant date, except for the restricted stock units granted to Mr. McGlynn and Dr. Tsukamoto, each of which has three-year vesting, with one-third vesting on each of the first three anniversaries following the grant date. All of the options awarded at this time will vest one-fourth on the first anniversary following the grant and then 1/48th each month thereafter, in keeping with the company’s standard practices. In this June 2010 grant, our named executive officers received, in the aggregate, 250,000 restricted stock units and options to purchase up to 265,000 shares of common stock. In September 2010, Mr. McGlynn voluntarily surrendered his rights and interests in 20,000 restricted stock units from this June 2010 grant in order to bring his grant into accordance with the provisions of the company’s equity incentive plan under which the grant was made.

In January 2011, we awarded Mr. McGlynn 20,000 additional restricted stock units in recognition of his service and importance to the company’s long-term goals.

In January 2012, after a review of the market and company-specific information described above, the Compensation Committee approved a targeted award of 1,231,000 restricted stock units, in aggregate, to certain employees considered to be key contributors with leadership roles within the company and therefore most likely to have a direct role in building stockholder value. Of particular importance, the Compensation Committee noted that a majority of the stock options issued to employees had strike prices significantly below the current market price of the company’s stock and were therefore of limited retention value. All of the restricted stock units awarded at this time have four-year vesting, with one-fourth vesting on each of the first four anniversaries following the grant date, except for the restricted stock units granted to Mr. McGlynn and Dr. Tsukamoto, each of which has three-year vesting, with one-third vesting on each of the first three anniversaries following the grant date. In this January 2012 grant, our named executive officers received, in the aggregate, 796,000 restricted stock units.

In August 2012, all of our executive officers decided to voluntarily surrender certain of their stock option awards under our 2004 and 2006 equity incentive plans, so that the option shares would be available for future grants under these plans. Collectively, the executive officers surrendered both vested and unvested options to acquire a total of 297,336 shares.

The following table summarizes the restricted stock units awarded to our named executive officers in June 2010, January 2011, and January 2012:

	Number of Restricted Stock Units Granted(1)
Name & Principal Position	June 2010		January 2011	January 2012
Martin McGlynn — President and CEO	100,000	(2)	20,000	406,000
Ann Tsukamoto, Ph.D. — EVP, Alliances	70,000		—	130,000
Rodney Young — CFO and VP, Finance & Administration	20,000		—	—
Stewart Craig, Ph.D. — EVP, Development & Operations	20,000		—	130,000
Ken Stratton, J.D. — General Counsel	20,000		—	130,000

(1)	All share numbers reported on a post-split adjusted basis.

(2)	Mr. McGlynn was granted 120,000 restricted stock units in June 2010, however, he voluntarily surrendered 20,000 of these in September 2010 in order to bring his grant into accordance with the provisions of the company’s equity incentive plan under which the grant was made.

In December 2012, our Compensation Committee engaged The Croner Company, an executive compensation consultancy firm referred to us by our outside corporate counsel, to advise the Committee on setting a compensation peer group for the purpose of evaluating the different components of compensation paid to our chief executive officer. During the first half of 2013, our Compensation Committee held six meetings, many of which were attended by representatives from The Croner Company, to discuss a variety of recommendations made by The Croner Company, including a recommendation that the company establish a new equity incentive plan. The Compensation Committee also discussed with representatives from both management and The Croner Company a possible peer group for evaluating executive compensation market practices. After considerable discussion and a review of peer information requested by the Committee, we agreed upon a peer group consisting of fifteen (15) publicly traded companies as being closely comparable to the company because of such business factors as location, nature of operations, industry, and size.3

Since these deliberations, and after consideration of our peer group’s compensation practices, we have granted a number of equity awards to our executive officers and to other key employees. In May and June 2013, for example, we awarded a total of 1,120,000 million restricted stock units, each with four-year vesting, to key employees, including grants of 280,000 restricted stock units to each of Drs. Tsukamoto, Craig and Mr. Stratton.

3 By June 2013, the company considered the following companies as being close comparables for purposes of evaluating executive compensation: Aastrom Biosciences, Inc.; Advanced Cell Technology, Inc.; Athersys, Inc.; BioCryst Pharmaceuticals, Inc.; BioTime, Inc.; Cel-Sci Corporation; Cytokinetics, Incorporated; Cytori Therapeutics, Inc.; Geron Corporation; Medicinova, Inc.; Neostem, Inc.; Neuralstem, Inc.; Nova Bay Pharmaceuticals, Inc.; Osiris Therapeutics, Inc.; and Sangamo Biosciences, Inc.

In June 2013, we granted our chief executive officer 700,000 restricted stock units with four-year vesting in recognition of his anticipated central role in achieving the company’s short- and long-term growth and future programmatic success. Also, in June 2013, we awarded Dr. Salinas, in connection with the start of his employment at the company, a total of 390,000 restricted stock units from the Company’s 2012 Commencement Incentive Plan, with one-fourth vesting on each of the first four anniversaries of his hire date. Also in 2013, we granted an aggregate of 156,965 restricted stock units to other newly hired employees under our 2012 Commencement Incentive Plan.

Employment, Severance and Change-in-Control Agreements

Employment agreements.    Mr. McGlynn joined the company as our president and chief executive officer on January 15, 2001. Under the terms of an employment agreement between Mr. McGlynn and the company, dated January 2, 2001, as amended, Mr. McGlynn received an initial annual base salary of $275,000 per year, reviewable annually by the Board of Directors, and a bonus, in the Board’s sole discretion, of up to 25% of his base salary. Over time, however, we have increased Mr. McGlynn’s base salary and target bonus so that they are, respectively, $570,000 and 55% of his base salary. Pursuant to his January 2001 employment agreement, we granted Mr. McGlynn an option to purchase 40,000 shares of our common stock with an exercise price equal to the fair market value of the common stock on the initial date of his employment, one-fourth to vest on the first anniversary of his employment and the remaining three-fourths to vest in equal monthly installments during his second through fourth years of employment. These options remained unexercised and expired in 2011. Mr. McGlynn’s employment agreement also provided that the Board could, in its sole discretion, grant him a bonus option to purchase up to an additional 2,500 shares, which it did. These options also remained unexercised and expired in 2011. We also agreed to pay Mr. McGlynn a $50,000 relocation bonus and to reimburse him for relocation expenses, which we did. Since January 2009, we have been paying Mr. McGlynn an annual car allowance of $10,000.

Dr. Tsukamoto joined the company in November 1997 and has served as our executive vice president of research and development since September 2008. Under the terms of an employment agreement between Dr. Tsukamoto and the company, dated February 2, 1998, Dr. Tsukamoto received an annual base salary of $130,000 per year and a discretionary target bonus of up to 10% of her base salary. Over time, however, we have increased her base salary and target bonus so that they are, respectively, $350,000 and 40% of her base salary. Also pursuant to her employment agreement, we provide Dr. Tsukamoto with $750,000 of term life insurance on an annual basis during her employment.

Mr. Young joined the company in September 2005 as our chief financial officer and vice president of finance. Under the terms of his agreement with the company, dated August 16, 2005, Mr. Young received an initial annual base salary of $250,000 per year, with a target bonus of up to 25% of his base salary. Over time, however, we have increased Mr. Young’s base salary and target bonus so that they are, respectively, $325,000 and 40% of his base salary. Pursuant to his August 2005 employment agreement, we granted Mr. Young an option to purchase 45,000 shares of our common stock. This option vested over 48 months; with one-fourth of the shares having vested on the first anniversary of the date on which Mr. Young’s employment began and with the remaining shares having vested at the rate of 1/48th per month on the last day of each month during the ensuing 36 months. In addition, the employment agreement provided for an option grant on the first anniversary of his employment to acquire an additional 2,500 shares of our common stock. The grant of 2,500 shares was duly made, and vested in the same manner as his earlier option grant over 48 months.

Dr. Craig joined the company in September 2008 as our senior vice president of development and operations. Under the terms of his agreement with the company, dated July 24, 2008, Dr. Craig has received an annual base salary of $275,000 per year, with a target bonus of up to 25% of his base salary. Over time, however, we have increased Dr. Craig’s base salary and target bonus so that they are, respectively, $320,000 and 40% of his base salary. Pursuant to Dr. Craig’s July 2008 employment agreement, we granted him an option to purchase 20,000 shares of our common stock. This option will vest over 48 months, with one-fourth of the shares having vested on the first anniversary of the date on which Dr. Craig’s employment began and with the remaining shares vesting, subject to his continued employment by the company, at the rate of 1/48th per month on the last day of each month during the ensuing 36 months.

Mr. Stratton joined the company in February 2007 as our general counsel. Under the terms of his agreement with the company, dated February 2, 2007, Mr. Stratton received an initial annual base salary of $220,000 per year, with a target bonus of up to 20% of his base salary. Over time, however, we have increased Mr. Stratton’s base salary and target bonus so that they are, respectively, $320,000 and 40% of his base salary. Pursuant to Mr. Stratton’s February 2007 employment agreement, we granted him an option to purchase 15,000 shares of our common stock. This option vested over 48 months, with one-fourth of the shares having vested on the first anniversary of the date on which Mr. Stratton’s employment began and with the remaining shares having vested at the rate of 1/48th per month on the last day of each month during the ensuing 36 months.

Dr. Salinas joined the company as our executive vice president and head of research and development on June 6, 2013. Under the terms of an employment agreement between Dr. Salinas and the company, dated June 5, 2013, Dr. Salinas receives an annual base salary of $475,000 per year, with a target bonus of up to 50% of his base salary. In addition, we agreed to pay Dr. Salinas a sign-on bonus of $100,000, payable on a quarterly basis over his first year of employment, as well as a relocation allowance of $50,000, which is repayable in the event Dr. Salinas voluntarily terminates his employment within 12 months of his receipt of the allowance. Furthermore, pursuant to his June 2013 employment agreement, we granted Dr. Salinas 390,000 restricted stock units, with one-fourth vesting on each of the first four anniversaries of his employment.

Severance arrangements.    Each of our executive officers has entered into a severance agreement with the company under which he or she would receive payments upon termination of his or her employment by us without cause4 or consequent to a change of control or, in the case of Mr. McGlynn, by virtue of disability.

In the case of Mr. McGlynn, upon termination without cause, we would continue to pay his salary and provide benefits for one year, at the base wage rate then in effect. If the termination of Mr. McGlynn’s employment were associated with a change of control, the company would pay (in a lump sum) (i) two years of his salary and the reasonably projected cost of healthcare benefits, (ii) a bonus with respect to the termination year at 25% of the base salary, pro-rated for the portion of the year served, and (iii) a tax gross up for his continued healthcare benefits. In addition, all unvested stock options would vest and all stock options would be exercisable for two years after termination. If Mr. McGlynn’s employment were terminated on account of disability, we would continue to pay his salary for up to six months (or until he obtained other employment or became eligible for disability income under a company plan, if sooner).

In the case of Dr. Tsukamoto, upon involuntary termination without cause whether or not associated with a change of control, we would continue to pay Dr. Tsukamoto’s salary and provide benefits for twelve months, at the rate then in effect.

In the case of Mr. Young, upon involuntary termination without cause, we would continue to pay his salary and provide benefits for six months, at the rate then in effect. If the termination were associated with a change of control, we would continue to pay Mr. Young’s salary and provide benefits (including his share of COBRA, grossing up for the tax effects, if any) for twelve months; in this event, any unvested options and any other stock awards held by him would vest upon termination.

4 Or termination by the executive officer for good reason, as defined in their respective agreements.

In the case of Dr. Craig, upon involuntary termination without cause, whether or not associated with a change of control, we would continue to pay his salary and provide benefits for six months, at the rate then in effect.

In the case of Mr. Stratton, upon involuntary termination without cause, we would continue to pay his salary and provide benefits for six months, at the rate then in effect. If the termination were associated with a change of control, we would continue to pay Mr. Stratton’s salary and provide benefits for twelve months; in this event, any unvested options and any other stock awards held by him would vest upon termination.

In the case of Dr. Salinas, upon involuntary termination without cause, we would continue to pay his salary and provide benefits for twelve months, at the rate then in effect. Likewise, in the event of involuntary termination or voluntary termination because his job responsibilities have been materially and adversely impacted as a result of a company change of control, we would continue Dr. Salinas’ salary and benefits for twelve months.

If we terminate the employment of any executive officer for cause, or if the officer resigns without good cause, he or she would not be entitled to any severance or other benefits.

Potential Payments Upon Termination or Change-in-Control

The following table displays the value of what the executive officers would have received from us had their employment been terminated on December 31, 2012:

Officer	Salary	Bonus	Health		Accelerated Vesting of Options and Restricted Stock Units*		Total
Martin McGlynn
Terminated without cause	$550,000	—	$31,663		—		$581,663
Terminated, change of control	$1,100,000	$137,500	$116,731	(1)	$736,544		$2,090,775
Disability(2)	$275,000	—	—		—		$275,000
Ann Tsukamoto, Ph.D.
Terminated without cause	$335,000	—	$15,688		—		$350,688
Terminated, change of control	$335,000	—	$15,688		$253,737	(3)	$604,425
Rodney Young
Terminated without cause	$162,500	—	$8,630		—		$171,130
Terminated, change of control	$325,000	—	$17,260		$25,537	(3)	$367,797
Stewart Craig, Ph.D.
Terminated without cause	$150,000	—	$10,286		—		$160,286
Terminated, change of control	$150,000	—	$10,286		$232,004	(3)	$392,290
Ken Stratton, J.D.
Terminated without cause	$150,000	—	$10,192		—		$160,192
Terminated, change of control	$300,000	—	$20,384		$232,004	(3)	$552,388

*	Value shown represents the difference between the closing market price of our stock on December 31, 2012 of $1.63 per share and the applicable exercise price of each grant.

(1)	Includes tax gross-up on two years of healthcare costs.

(2)	Payments stop before six months if individual obtains other full-time employment or qualifies for payments under any disability income plan provided by the company.

(3)	All unvested options and restricted stock units issued under the applicable equity incentive plans vest upon a change of control under the terms of those plans.

Compensation and Stock Option Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on this review and these discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement for 2013.

COMPENSATION AND STOCK OPTION COMMITTEE

John Schwartz, Ph.D., Chairman
Eric Bjerkholt
Ricardo Levy, Ph.D.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Exchange Act that incorporate future filings, in whole or in part, the foregoing Compensation and Stock Option Committee Report shall not be incorporated by reference into any such filings.

Executive Officer Compensation Tables

The following tables set forth information with respect to the compensation of our executive officers for the fiscal years ended December 31, 2012, 2011 and 2010.

Because the “Stock awards” and “Option awards” column reflects the dollar amounts recognized as compensation expense for financial statement reporting purposes in accordance with U.S. GAAP, these imputed values include amounts from awards granted from 2005 through 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Martin McGlynn	2012	550,000	202,125	430,360	—	50,590	1,233,075
President and CEO	2011	525,000	187,688	194,000	—	48,819	955,507
	2010	525,000	259,875	1,050,000	260,970	43,467	2,139,312

Ann Tsukamoto, Ph.D.	2012	335,000	84,000	137,800	—	26,457	583,257
EVP, Scientific	2011	300,000	78,000	—	—	24,444	402,444
and Strategic Alliances	2010	300,000	81,000	714,000	169,020	24,627	1,288,647

Rodney Young	2012	325,000	91,000	—	—	26,223	442,223
CFO and VP,	2011	325,000	84,500	—	—	26,842	436,342
Finance and Administration	2010	325,192	87,750	204,000	42,255	24,333	683,530

Stewart Craig, Ph.D.	2012	300,000	77,000	137,800	—	29,867	544,667
EVP, Development	2011	275,000	71,500	—	—	27,888	374,388
and Operations	2010	275,000	74,250	204,000	84,510	26,736	664,496

Ken Stratton, J.D.	2012	300,000	77,000	137,800	—	30,019	544,819
General Counsel	2011	275,000	71,500	—	—	29,445	375,945
	2010	275,096	74,250	204,000	42,255	25,713	621,314

(1)	We pay salaries on a bi-weekly basis. There were 27 pay periods in 2010 and 26 pay period in both 2011 and 2012.

(2)	Each employee’s target bonus is based on his or her salary as of January 1 of the year to which it applies. For 2012, the Board awarded 70% of the target bonus for all company employees. For further description of the non-equity incentive plan see the discussion in our “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers,” above.

(3)	Amounts shown represent the full grant date value of the equity awards granted in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9, “Stock-Based Compensation” in our Form 10-K for the period ended December 31, 2012, filed with the SEC on March 21, 2013.

(4)	The amounts shown in the “All Other Compensation” column for 2012 include the following:

Name and Principal Position	Employer Match on Defined Contribution Plans ($)(a)	Transportation Allowance ($)	Employee Health and Welfare Benefit Plans ($)(b)		Total All Other Compensation
Martin McGlynn	7,500	10,000	33,090		50,590
President and CEO

Ann Tsukamoto, Ph.D	7,500	—	18,957	(c)	26,457
EVP, Scientific and Strategic Alliances

Rodney Young	7,500	—	18,723		26,223
CFO and VP, Finance and Administration

Stewart Craig, Ph.D.	7,500	—	22,367		29,867
EVP, Development and Operations

Ken Stratton, J.D.	7,500	—	22,519		30,019
General Counsel

(a)	Under a 401(k) plan, which is open to substantially all of our employees, we make matching contributions in the form of company common stock based on each participant’s voluntary salary deferrals, subject to plan and legal limits. We match participant contributions on a 1:2 basis up to a maximum of 3% of the employee’s salary. Registered stock is valued and transferred to the employee’s 401(k) account at the end of calendar each quarter.

(b)	We offer all employees various health and welfare benefit plans. Our executive officers may participate in these on the same terms as other employees.

(c)	Includes life insurance benefit of $1,180.

Grants of Plan-Based Awards

The following table shows grants of plan-based equity awards made to our named executive officers during the fiscal year ended December 31, 2012:

Name & Principal Position	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units #(1)	All Other Option Awards: Number of Securities Underlying Options #	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Option Awards ($)
Martin McGlynn	1/27/12	406,000	—	—	$430,360
President and CEO

Ann Tsukamoto, Ph.D.	1/27/12	130,000	—	—	$137,800
EVP, Scientific and Strategic Alliances

Rodney Young	—	—	—	—	—
CFO and VP, Finance and Administration

Stewart Craig, Ph.D.	1/27/12	130,000	—	—	$137,800
EVP, Development and Operations

Ken Stratton, J.D.	1/27/12	130,000	—	—	$137,800
General Counsel

(1)	Restricted stock units granted in 2012 to our named executive officers were made pursuant to our 2006 equity incentive plan. The restricted stock units granted to Mr. McGlynn and Dr. Tsukamoto vest over a three-year period from the date of grant: one-third of the award will vest on each grant date anniversary over the following three years. The restricted stock units granted to Dr. Craig and Mr. Stratton vest over a four-year period from the date of grant: one-fourth of the award will vest on each grant date anniversary over the following four years.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following tables show equity awards held by our named executive officers as of December 31, 2012:

	Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)(1)	Option Expiration Date

Martin McGlynn	6/25/2010	18,749	11,251	$10.50	6/25/2020
President and CEO

Ann Tsukamoto, Ph.D.	6/1/2010	12,499	7,501	$10.20	6/1/2020
EVP, Scientific and Strategic Alliances

Rodney Young	9/6/2005	22,500	—	$54.30	9/6/2015
CFO and VP, Finance and Administration	5/15/2009	6,729	—	$17.50	5/15/2019
	6/1/2010	3,124	1,876	$10.20	6/1/2020

Stewart Craig, Ph.D.	6/1/2010	6,249	3,751	$10.20	6/1/2020
EVP, Development and Operations

Ken Stratton, J.D.	02/28/2007	15,000	—	$26.20	02/28/2017
General Counsel

	Stock Awards
Name	Date of Award	Number of Securities Underlying Restricted Stock Units That Have Not Vested (2) #	Market Value of Securities of Restricted Stock Units That Have Not Vested (3) $
Martin McGlynn	5/15/2009	5,867	$9,563
President and CEO	6/25/2010	33,333	$54,333
	1/25/2011	6,667	$10,867
	1/27/2012	406,000	$661,780

Ann Tsukamoto, Ph.D.	5/15/2009	2,334	$3,804
EVP, Scientific and Strategic Alliances	6/1/2010	23,333	$38,033
	1/27/2012	130,000	$211,900

Rodney Young	5/15/2009	5,667	$9,237
CFO and VP, Finance and Administration	6/1/2010	10,000	$16,300

Stewart Craig, Ph.D.	9/15/2009	2,334	$3,804
EVP, Development and Operations	6/1/2010	10,000	$16,300
	1/27/2012	130,000	$211,900

Ken Stratton, J.D.	5/15/2009	2,334	$3,804
General Counsel	6/1/2010	10,000	$16,300
	1/27/2012	130,000	$211,900

(1)	Unless otherwise noted, options are granted at the close of market price on the grant date (or on an adjacent market trading day if the Nasdaq Capital Market is closed on the grant date). They vest over a period of four years as follows: one-fourth of the option vests on the first anniversary of the grant date and 1/48th of the original grant vests each additional month of service.

(2)	Restricted stock units granted under our 2006 Equity Incentive Plan. These restricted stock units vest ratably over a three to four-year period on each grant date anniversary.

(3)	Based on the per share closing market price of $1.63 for our common stock on December 31, 2012.

Option Exercises and Stock Vested

The following table sets forth the vesting in fiscal 2012 of shares of restricted stock units held by the named executive officers. No options were exercised by our named executive officers during fiscal 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)

Martin McGlynn	91,733	(2)	115,125
President and CEO

Ann Tsukamoto, Ph.D	25,666	(3)	17,849
EVP, Scientific and Strategic Alliances

Rodney Young	10,667	(4)	8,217
CFO and VP, Finance and Administration

Stewart Craig, Ph.D.	7,333	(5)	8,183
EVP, Development and Operations

Ken Stratton, J.D.	7,332	(6)	5,382
General Counsel

(1)	Calculated as the aggregate market value on the date of vesting of the shares with respect to which restrictions lapsed during 2012 (calculated before payment of any applicable withholding or other income taxes).

(2)	Mr. McGlynn was granted (i) 23,467 restricted stock units on May 15, 2009, 5,866 of which were exercised on January 20, 2012, when the market price was $0.80, and 5,867 of which were exercised on August 2, 2012, when the market price was $1.70; (ii) 100,000 restricted stock units on June 25, 2010, 33,333 of which were exercised on January 20, 2012, when the market price was $0.80, and 33,334 of which were exercised on August 2, 2012, when the market price was $1.70; and (iii) 20,000 restricted stock units on January 25, 2011, 6,667 of which were exercised on January 20, 2012, when the market price was $0.80, and 6,666 of which were exercised on August 2, 2012, when the market price was $1.70.

(3)	Dr. Tsukamoto was granted: (i) 9,333 restricted stock units on May 15, 2009, 2,332 of which vested on May 15, 2012, when the market price per share of our common stock was $0.85; and (ii) 70,000 restricted stock units on June 1, 2010, 23,334 of which vested on June 1, 2012, when the market price was $0.68.

(4)	Mr. Young was granted: (i) 22,667 restricted stock units on May 15, 2009, 5,667 of which vested on May 15, 2012, when the market price per share of our common stock was $0.85; and (ii) 20,000 restricted stock units on June 1, 2010, 5,000 of which vested on June 1, 2012, when the market price per share of our common stock was $0.68.

(5)	Dr. Craig was granted: (i) 9,333 restricted stock units on September 15, 2009, 2,333 of which vested on September 17, 2012, when the market price per share of our common stock was $1.95; and (ii) 20,000 restricted stock units on June 1, 2010, 5,000 of which vested on June 1, 2012, when the market price per share of our common stock was $0.68.

(6)	Mr. Stratton was granted: (i) 9,333 restricted stock units on May 15, 2009, 2,332 of which vested on May 15, 2012, when the market price per share of our common stock was $0.85; and (ii) 20,000 restricted stock units on June 1, 2010, 5,000 of which vested on June 1, 2012, when the market price per share of our common stock was $0.68.

Director Compensation

Cash Compensation.    Prior to December 2009, non-employee directors received quarterly retainers for Board service in the amount of $4,500 ($8,750 for the Chairman of the Board). Each of the chairs of the standing committees also received quarterly stipends of either $1,000 (Audit Committee) or $500 (Compensation and Corporate Governance Committees). Non-employee directors also received $1,500 for each board meeting attended in person or by videoconference and $1,000 for each standing committee meeting attended in person or by videoconference, plus $500 for each board or committee meeting attended by phone. The non-employee directors serving on the Strategic Transactions Committee received $1,200 per meeting attended in person or by videoconference, plus $500 for each meeting attended by phone, but the chair of the Strategic Transactions Committee did not receive a quarterly stipend. All dollar amounts were paid in cash.

In early 2009, however, management began a review of our director compensation practices. We wanted to assess whether we were being responsive to market dynamics, as we had not adjusted director compensation for almost five years. We obtained and reviewed, among other things, the 2009 Radford Board of Directors Compensation Analysis — Level 2, Life Sciences Edition, which provided us with a broad survey of director compensation paid by publicly traded life science companies in the United States. We also benchmarked our compensation practices against compensation information from other publicly traded companies in the stem cell field.5 From this information, we determined that the median (i.e., 50th percentile) cash compensation paid by comparable companies tended to be approximately 40% higher than that paid by the company and that the average initial equity grants awarded by comparable companies tended to be approximately 25% higher.

Therefore, in both June and December 2009, management presented to the Board a series of recommendations to change both the cash and equity compensation paid to our non-employee directors. The Board considered in particular the market comparables collected by management. In recognition of the fact that the company’s director compensation fell significantly below the average compensation paid by market comparables, the Board approved the recommended changes to the cash-based and equity compensation paid to the company’s non-employee directors.

Since December 2009, non-employee directors have received quarterly retainers for Board service in the amount of $6,250 ($12,500 for the Chairman of the Board). The chairs of the standing committees have received quarterly stipends of either $2,500 (Audit Committee) or $1,250 (Compensation Committee, Corporate Governance Committee and, since it became a standing committee in June 2010, the Strategic Transactions Committee). Non-employee directors have also received $2,000 for each board meeting attended in person or by videoconference and $1,000 for each board meeting attended by phone, as well as $1,000 for each standing committee meeting attended in person or by videoconference and $500 for each committee meeting attended by phone. All these dollar amounts have been paid in cash, and we expect that this will remain largely the case for the foreseeable future. However, in March 2011, the Board approved a sub-plan under our 2006 Amended and Restated Equity Incentive Plan, called the Directors’ Fee Plan, which permits directors to elect to receive all or a portion of their board fees in the form of company common stock. We issued 39,950 shares of stock under our Directors’ Fee Plan as consideration for Board service in 2012.

Directors are reimbursed for their expenses in attending meetings of the Board and meetings of committees of the Board.

Equity Compensation.    Prior to June 2009, non-employee directors received an initial option to purchase 2,000 shares upon appointment to the Board, with one-third of these option shares vesting on each of the first

5 In 2009 we collected director compensation information from the recent SEC filings of Aastrom Biosciences, Inc.; Athersys, Inc.; Cytori Therapeutics, Inc.; Geron Corporation; Neuralstem, Inc.; and Osiris Therapeutics, Inc.

three anniversaries following the grant. Following appointment, each non-employee director received an option to purchase 1,000 shares upon each anniversary of his or her appointment, vesting one year after issuance, with each exercisable at the fair market value of the stock on the date of the respective grant.

In June 2009, however, the Board adopted management’s recommendation to award non-employee directors with annual equity grants paid in restricted stock units rather than common stock options. The Board’s decision to change the annual grants followed several months of deliberation by the company’s management and Compensation Committee, which considered among other things equity compensation practices at various comparable companies, as described above, outside reports, the company’s trading history, and market trends, such as the growing use of restricted stock units as director compensation by comparable companies. Each of the annual grants from June 2009 until June 2010 was for 1,000 restricted stock units, vesting on the first anniversary of the grant.

Then, in December 2009 and June 2010, the Board approved further changes proposed by management to the equity compensation practices for non-employee directors. Among other changes, the Board approved management’s recommendation to award newly appointed directors an initial grant of restricted stock units rather than options. Presently, newly appointed non-employee directors will receive an initial grant upon their first appointment to the Board of 15,000 restricted stock units, with one third of this grant vesting on each of the three anniversaries following the grant. Thereafter, each non-employee director, other than the Chairman of the Board, is to receive an annual grant on each anniversary of his or her appointment to the Board in the form of 1,000 restricted stock units, vesting on the first anniversary of the grant. In addition, the Board determined that the Chairman of the Board is to receive an annual grant of 1,500 restricted stock units, vesting on the first anniversary of the grant. Each of the annual grants from June 2010 to December 2011 was for 1,000 restricted stock units (1,500 for the Chairman), vesting on the first anniversary of the grant.

More recently, in March 2012, the Board approved a further change proposed by management to the equity compensation practices for non-employee directors given the Company’s stock trading price and our desire to fairly compensate our outside directors for continued Board service and incentivize them to build stockholder value. Effective January 1, 2012, each non-employee director, other than the Chairman of the Board, is to receive an annual grant on each anniversary of his or her appointment to the Board in the form of 10,000 restricted stock units, vesting on the first anniversary of the grant. In addition, the Board determined that the Chairman of the Board is to receive an annual grant of 15,000 restricted stock units, vesting on the first anniversary of the grant.

Director Compensation Table

The following table summarizes cash-based and equity compensation information for our non-employee directors, including annual Board and committee retainer fees and meeting attendance fees, for the year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		All Other Compensation ($)		Total ($)
Eric Bjerkholt	52,500	(2)	10,280	(3)	—		62,780
R. Scott Greer	41,500	(4)	6,800	(5)			48,300
Ricardo Levy, Ph.D.	52,500	(6)	19,300	(7)	—		71,800
Roger Perlmutter, M.D., Ph.D.	35,000	(8)	17,900	(9)	—		52,900
John Schwartz, Ph.D.	9,375	(10)	86,450	(11)	—		95,825
Irving Weissman, M.D.	32,000	(12)	20,300	(13)	50,000	(14)	102,300

(1)	The amounts shown in this column represent the full grant date fair value of restricted stock unit grants in 2012 as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10, “Stock-Based Compensation” in our Form 10-K for the period ended December 31, 2012, filed with the SEC on March 21, 2013.

(2)	Includes an annual retainer of $25,000, a fee for Mr. Bjerkholt’s role on the Audit Committee of $10,000, and additional fees of $17,500 for Board and committee meetings attended. Also includes $14,250 earned in 2012 but paid in 2013.

(3)	Mr. Bjerkholt was granted 1,000 restricted stock units on March 1, 2012, vesting on the one year anniversary of the grant, and 9,000 restricted stock units on April 18, 2012, vesting on March 1, 2013. As of December 31, 2012, he had stock options and restricted stock units outstanding for the purchase of 17,000 shares of common stock, in the aggregate.

(4)	Includes an annual retainer of $25,000, a fee for Mr. Greer’s role on the Strategic Transactions Committee of $5,000, and additional fees of $11,500 for Board and committee meetings attended. Also includes $11,000 earned in 2012 but paid in 2013.

(5)	Mr. Greer was granted 10,000 restricted stock units on June 3, 2012, vesting on the one year anniversary of the grant. As of December 31, 2012, he had restricted stock units outstanding for the purchase of 15,000 shares of common stock, in the aggregate.

(6)	Includes an annual retainer of $25,000, a fee for Dr. Levy’s role on the Corporate Governance Committee of $5,000, and additional fees of $22,500 for Board and committee meetings attended. Also includes $15,500 earned in 2012 but paid in 2013.

(7)	Dr. Levy was granted 10,000 restricted stock units on September 26, 2012, vesting on the one year anniversary of the grant. As of December 31, 2012, Dr. Levy had stock options and restricted stock units outstanding for the purchase of 17,073 shares of common stock, in the aggregate.

(8)	Includes an annual retainer of $25,000, and additional fees of $10,000 for Board and committee meetings attended. Also includes $10,250 earned in 2012 but paid in 2013.

(9)	Dr. Perlmutter was granted 10,000 restricted stock units on December 14, 2012, vesting on the one year anniversary of the grant. As of December 31, 2012, Dr. Perlmutter had stock options and restricted stock units outstanding for the purchase of 18,565 shares of common stock, in the aggregate.

(10)	Includes an annual retainer of $50,000, a fee for Dr. Schwartz’s role on the Compensation Committee of $5,000, and additional fees of $18,000 for Board and committee meetings attended. Also includes $8,875 earned in 2011 but paid in 2012.

(11)	Dr. Schwartz was granted 15,000 restricted stock units on April 18, 2012, vesting on the one year anniversary of the grant. In addition, as of October 2011 and until March 2012, Dr. Schwartz received 50% of his board service fees in the form of company common stock under our Directors’ Fee Plan. In March 2012 and until December 2013, Dr. Schwartz elected to receive 100% of his future board service fees in the form of company common stock, until such time as he may deliver an updated election in accordance with the provisions of the Directors’ Fee Plan. As of December 31, 2012, Dr. Schwartz had stock options and restricted stock units outstanding for the purchase of 21,500 shares of common stock, in the aggregate. Also includes $20,750 earned in 2012 but paid in 2013 in common shares under the Directors’ Fee Plan.

(12)	Includes an annual retainer of $25,000 and additional fees of $7,000 for Board and committee meetings attended. Also includes $7,250 earned in 2012 but paid in 2013.

(13)	Dr. Weissman was granted 10,000 restricted stock units on October 1, 2012, vesting on the one year anniversary of the grant. As of December 31, 2012, Dr. Weissman had stock options and restricted stock units outstanding for the purchase of 22,141 shares of common stock, in the aggregate.

(14)	Dr. Weissman receives $50,000 per year for his services as a consultant and as the chairman of our Scientific Advisory Board. As of May 2011, Dr. Weissman has received his consultancy fees under this agreement in the form of company common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related parties can include any of our directors or executive officers, certain of our stockholders and their immediate family members. Each year, we prepare and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. This helps us identify potential conflicts of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the company as a whole. Our code of ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our general counsel, who serves as our compliance officer. In addition, the Corporate Governance Committee of the Board of Directors is responsible for considering and reporting to the Board any questions of possible conflicts of interest of Board members. Our code of ethics further requires pre-clearance before any employee, officer or director engages in any personal or business activity that may raise concerns about conflict, potential conflict or apparent conflict of interest. Copies of our code of ethics and the Corporate Governance Committee charter are posted on the corporate governance section of our website at www.stemcellsinc.com.

In evaluating related party transactions and potential conflicts of interest, our compliance officer and independent directors apply the same standards of good faith and fiduciary duty they apply to their general responsibilities. They will approve a related party transaction only when, in their good faith judgment, the transaction is in the best interest of the company.

Dr. Weissman, a member of the Board of Directors, was retained in September 1997 to serve as a consultant to us. Pursuant to his consulting agreement, Dr. Weissman provides consulting services to us and serves on our Scientific Advisory Board. In return, we pay Dr. Weissman $50,000 per year for his services. We also agreed to nominate Dr. Weissman for a position on the Board of Directors, and he agreed to serve if elected. Since October 1, 2000, he has been compensated for this service in the same manner and amount as other non-employee members of the Board. The consulting agreement with Dr. Weissman contains confidentiality, non-competition, and assignment of invention provisions and is for a term of fifteen years, subject to earlier termination by either party. In May 2011, Dr. Weissman’s consulting agreement was amended by the parties so that the company could choose to pay fees owed to Dr. Weissman under the agreement in the form of company common stock.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit and Tax Fees

The Board of Directors, upon the recommendation of the Audit Committee, has selected the independent accounting firm of Grant Thornton LLP to audit the accounts of the company for the year ending December 31, 2013.

The Audit Committee considered the tax compliance services provided by Grant Thornton LLP, concluded that provision of such services is compatible with maintaining the independence of the independent accountants, and approved the provision by Grant Thornton LLP of tax compliance services with respect to the year ending December 31, 2012.

The Audit Committee received the following information concerning the fees of the independent accountants for the years ended December 31, 2011 and 2012, has considered whether the provision of these services is compatible with independence of the independent accountants, and concluded that it is:

	Year Ended
	12/31/12	12/31/11
Audit fees(1)	$387,340	$432,693
Tax fees	$45,743	$46,866

(1)	Audit fees represents fees for the integrated audit of our annual consolidated financial statements and reviews of the interim consolidated financial statements, and review of audit-related SEC filings; also includes fees related to issuing comfort letter(s) in 2011 and 2012.

Audit and tax fees include administrative overhead charges and reimbursement for out-of-pocket expenses.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for pre-approving all services (audit and non-audit) performed by our independent auditors. In accordance with such policies and procedures, the Audit Committee is required to pre-approve all audit and non-audit services to be performed by the independent auditors in order to assure that the provision of such services is in accordance with the rules and regulations of the SEC and does not impair the auditors’ independence. Under the policy, pre-approval is generally provided up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may pre-approve additional services on a case-by-case basis. During 2012 and 2011, all services performed by our independent auditors were pre-approved.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements on behalf of the Board, and selects an independent public accounting firm to perform these audits. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements, and establishing and maintaining adequate controls over public reporting. Our independent registered public accounting firm for fiscal 2012, Grant Thornton LLP, had responsibility for conducting an audit of our annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee oversaw the independent public accounting firm’s qualifications and independence, as well as its performance. The Audit Committee assisted the Board in overseeing the preparation of the company’s financial statements, the company’s compliance with legal and regulatory requirements, and the performance of the company’s internal audit function. The Audit Committee met with personnel of the company and Grant Thornton LLP to review the scope and the results of the annual audit, the amount of audit fees, the company’s internal accounting controls, the company’s financial statements contained in the company’s Annual Report to Stockholders and other related matters.

The Audit Committee has reviewed and discussed with management the financial statements for fiscal year 2012 audited by Grant Thornton LLP, as well as management’s report on internal control over financial reporting, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. The Audit Committee has discussed with Grant Thornton LLP various matters related to the financial statements, including those matters required to be discussed by SAS 114 (The Auditor’s Communication with Those Charged with Governance). The Audit Committee has also discussed with Grant Thornton LLP its report on internal control over financial reporting, has received the written disclosures and the letter from Grant Thornton LLP required by Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence (Rule 3526), and has discussed with Grant Thornton LLP its independence.

Based upon such review and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved the recommendation, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2012 for filing with the SEC.

AUDIT COMMITTEE

Eric Bjerkholt, Chairman
Ricardo Levy, Ph.D.
John Schwartz, Ph.D.

PROPOSAL NUMBER 1

Election of Directors

The number of directors is currently fixed at seven. Both our restated certificate of incorporation, as amended to date, and our amended and restated by-laws provide for the classification of the Board of Directors into three classes (Class I, Class II and Class III), as nearly equal in number as possible, with the term of office of one class expiring each year. Unless otherwise instructed, the enclosed proxy will be voted to elect the nominees named below, who are now Class I directors, as Class I directors for a term of three years expiring at the 2016 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All three Class I director nominees have been recommended by the Board of Directors because of their past experience serving on the company’s Board of Directors, the breadth of their business expertise, sound judgment, and demonstrated leadership, among other things. In prior years, the Class II and Class III directors were nominated for appointment to the Board for similar reasons. Proxies cannot be voted for a greater number of persons than the number of nominees named below. It is expected that the nominees will be able to serve, but if any are unable to serve, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors. The nominees for election as Class I directors are as follows:

NOMINEES FOR ELECTION AS CLASS I DIRECTORS — TERMS TO EXPIRE 2016

Name	Principal Occupation	Age*	Position
Eric Bjerkholt	Executive Vice President and CFO, Sunesis Pharmaceuticals, Inc.	54	Director
R. Scott Greer.	Managing Director, Numenor Ventures LLC	54	Director
John Schwartz, Ph.D.	President, Quantum Strategies Management Company	79	Director, Chairman of the Board
*	Ages are as of October 15, 2013.

Eric Bjerkholt was elected to the Board of Directors of StemCells, Inc. in March 2004. He is Executive Vice President and Chief Financial Officer of Sunesis Pharmaceuticals, Inc., a small molecule biopharmaceutical company in South San Francisco, California. Before joining Sunesis, Mr. Bjerkholt served as the Senior Vice President and Chief Financial Officer of IntraBiotics Pharmaceuticals, Inc. Previously, Mr. Bjerkholt co-founded LifeSpring Nutrition, Inc., a privately held nutraceutical company, and served as its Chief Financial Officer, and later as its President and Chief Executive Officer. From 1990 to 1997, Mr. Bjerkholt was an investment banker at J.P. Morgan & Co., Inc. Mr. Bjerkholt holds an MBA from Harvard Business School and a Cand.oecon degree in economics and econometrics from the University of Oslo, Norway. He is a member of the board of directors of Round Table Pizza, Inc.

R. Scott Greer was elected to the Board of Directors of StemCells, Inc. in June 2010, and was simultaneously appointed to Chair the Company’s Strategic Transactions Committee. Mr. Greer is currently a principal and managing director of Numenor Ventures LLC, which he founded in 2002 to provide funding and strategic advisory services to early stage enterprises. He is also an investor and consultant to CEOs and founders of companies in various stages of development. Previously, Mr. Greer was founder of Abgenix, Inc., a biotechnology company that pioneered the development of antibodies as therapeutics, and served as its Chief Executive Office from its inception in 1996 until 2002, and as its Chairman from 2000 until 2006. Abgenix was acquired by Amgen in 2006 for $2.2 billion. Prior to Abgenix’s formation, Mr. Greer held senior management positions at Cell Genesys, Inc. including Senior Vice President, Corporate Development and Chief Financial

Officer, and held various positions at Genetics Institute (acquired by Wyeth). Mr. Greer currently serves as Chairman of Ablexis, a development stage biotechnology company, and is also on the board of Nektar Therapeutics. In the past, Mr. Greer served on several other public and private company boards, including Sirna Therapeutics (acquired by Merck), where he served as Chairman of the Board, Affymax, Anaptys Biosciences, Illumina, Chimeros, Inogen, and CV Therapeutics (acquired by Gilead Sciences). Mr. Greer received a B.A. in Economics from Whitman College and an M.B.A. from Harvard University, and was also a Certified Public Accountant.

John Schwartz was elected to the Board of Directors of StemCells, Inc. in December 1998 and was elected the Chairman of the Board at the same time. He is the former President and Chief Executive Officer of SyStemix, Inc. Dr. Schwartz is the President of Quantum Strategies Management Company, a registered investment advisor located in Palo Alto, California. Prior to his positions at SyStemix, he served as Assistant Professor, Vice President and General Counsel at Stanford University in California. Dr. Schwartz graduated from Harvard Law School in 1958 and received his PhD degree in physics from the University of Rochester in 1965.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES DESCRIBED ABOVE.

PROPOSAL NUMBER 2

Ratification of Selection of Independent Public Accountants

The company is asking the stockholders to ratify the selection of Grant Thornton LLP as the company’s independent public accountants for the fiscal year ending December 31, 2013. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Grant Thornton LLP.

In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a recommendation to select other auditors for the subsequent year, which the Audit Committee would then take under advisement. Even if the selection is ratified, the Audit Committee of the Board at its discretion could decide to terminate the engagement of Grant Thornton LLP and engage another firm at any time if the Audit Committee determines that such a change would be necessary or desirable in the best interests of the company and its stockholders.

A representative of Grant Thornton LLP is expected to attend the Annual Meeting and is not expected to make a statement, but will be available to respond to appropriate questions and may make a statement if such representative desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

PROPOSAL NUMBER 3

Amendment to Restated Certificate of Incorporation to Increase Authorized Shares of Common Stock

At the recommendation of our Board of Directors, we are seeking approval to amend the company’s restated certificate of incorporation to increase the number of common stock authorized for issuance from 75,000,000 shares to 225,000,000 shares. Our Board of Directors expects that the company will need to raise significant additional funds in order to advance its various development programs, including the continued clinical testing of its HuCNS-SC® proprietary platform technology (purified human neural stem cells) in spinal cord injury, age-related macular degeneration, Pelizaeus-Merzbacher disease, and in any other disease or indication. At present, the company has fewer than 10,000 authorized shares of common stock left available for issuance. Historically the company has self-funded most of its operations through the sale of common stock. Failure to increase the number of shares available for issuance could therefore have a material and adverse effect on the company’s ability to raise capital in the future and continue in operation. Accordingly, the Board of Directors approved, by unanimous resolution, an amendment to the company’s restated certificate of incorporation to increase the company’s authorized capital by an additional one hundred fifty million (150,000,000) shares of common stock, subject to obtaining requisite stockholder approval.

These shares may be used to raise additional capital to fund the company’s working capital and other corporate needs, for future acquisitions of assets, programs or businesses, and for other corporate purposes. However, as of the mailing date of these proxy materials, the company has no immediate plans to issue these additional one hundred fifty million shares of common stock, whether to raise additional capital, to acquire additional businesses or assets, or otherwise.

If our stockholders approve this proposal, our Board of Directors will proceed to amend and restate the portions of Article III of our restated certificate of incorporation to increase the number of authorized shares of common stock from 75,000,000 total shares to 225,000,000 total shares.

At present, the company has 75,000,000 shares designated as common stock. If the company’s stockholders approve this proposal number 3, the Board of Directors will have authority to file with the Secretary of State of Delaware an amendment to the company’s restated certificate of incorporation to designate an additional 150,000,000 shares of common stock, bringing the total number of authorized shares of common stock to 225,000,000. Upon approval and following this filing with the Secretary of State of Delaware, the amendment will become effective on the date it is filed, or on such other date as is indicated in the amendment filing. The amendment proposed by the company to Article III of its restated certificate of incorporation (assuming approval of Proposal Number 3) is attached to this proxy statement as Appendix 1.

At the time of any future capital raising transactions or in connection with any future share issuance, the company will evaluate the applicable requirements for such action. We intend to comply with all requirements for the issuance of these shares, including all disclosure and other requirements pursuant to the Securities Act of 1933, as amended, and the Exchange Act.

The following chart summarizes the company’s outstanding shares of common stock and rights convertible or exercisable as of October 15, 2013 (not giving effect to this Proposal Number 3 to increase the company’s authorized capital by one hundred fifty million shares):

Authorized Shares of Common Stock	Issued and Outstanding Shares of Common Stock	Reserved for Issuance Pursuant to Currently Outstanding Convertible Securities, Equity Incentive Plans, and Other Reserve	Authorized and Unreserved
75,000,000	54,971,174	20,026,542	2,284

Upon issuance, the additional shares of authorized common stock would have rights identical to the currently outstanding shares of common stock. Adoption of the amendment to the restated certificate of incorporation would not have any immediate effect on the proportionate voting power or other rights of our existing stockholders.

To the extent that the additional authorized shares of capital stock are issued in the future, they may decrease existing stockholders’ percentage equity ownership in the company and, depending on the price at which they are issued, could be dilutive to the voting rights of existing stockholders and have a negative effect on the market price of the common stock. Current stockholders have no preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock in order to maintain their proportionate ownership of the company.

The company could also use the additional shares of capital stock for potential strategic transactions including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations, and investments, although the company has no present plans to do so. The company cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not be adversely affect the company’s business or the trading price of our stock.

We are unaware of any specific effort to obtain control of the company, and the company has no present intention of using the proposed increase in the number of authorized shares of common stock as an anti-takeover device. However, the company’s authorized, but unissued, capital stock could be used to make an attempt to effect a change in control more difficult.

Neither Delaware law, the company’s restated certificate of incorporation, nor the Company’s amended and restated by-laws provides for appraisal or other similar rights for dissenting stockholders in connection with this proposal. Accordingly, the company’s stockholders will have no right to dissent and obtain payment for their shares.

RECOMMENDATION

The Board of Directors of the company has unanimously approved the proposal to adopt the amendment to the restated certificate of incorporation, as described above and as set forth in Appendix 1 to these proxy materials, and has recommended that the proposed amendment be submitted to the company’s stockholders for consideration and approval at the Annual Meeting. The proposal to authorize the Board to amend the company’s restated certificate of incorporation to increase the authorized capital stock will require the affirmative vote of a majority of the shares outstanding entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION AS SET FORTH HEREIN TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK BY 150,000,000 SHARES.

PROPOSAL NUMBER 4

Adoption of the 2013 Equity Incentive Plan

Our Board of Directors believes that equity awards are important to induce our employees to remain with the company and to align the interests of our employees, including our executive officers, with those of our stockholders. We have considered different types of equity instruments over the years, including stock options, stock appreciation rights, restricted stock, and restricted stock units. We have primarily granted stock options and restricted stock units, believing that each has unique and important features for employee retention and motivating our employees to build a profitable and sustainable business.

In October 2013, our Board of Directors approved the StemCells, Inc. 2013 Equity Incentive Plan (the “2013 EIP”), subject to stockholder approval, which we are now seeking, including approval of the material terms of performance goals for performance awards granted under the 2013 EIP.

Our Board of Directors believes that the 2013 EIP will promote the interests of our stockholders and is consistent with principles of good corporate governance, including:

•

Independent Committee.    The 2013 EIP will be administered by our Compensation Committee, which is composed entirely of independent directors who meet the Nasdaq standards for independence and who meet the definition of “outside directors” for purposes of the performance-based compensation exemption under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) and “non-employee directors” under Rule 16b-3(b)(3) under the Exchange Act.

•

No Discounted Stock Options or SARs.    All stock option and stock appreciation rights (“SARs”) awards under the 2013 EIP must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.

•

No Repricing.    Other than in connection with a corporate transaction affecting the company, the 2013 EIP prohibits any repricing of stock options or SARs except in accordance the stockholder approval requirements of Nasdaq or any other applicable stock exchange.

•	Performance Awards. Under the 2013 EIP, the Compensation Committee may grant performance-based awards intended to qualify as exempt performance-based compensation under Section 162(m).

Existing Compensation Plan Information

At present, we have three existing equity incentive plans, two of which were previously approved by our stockholders. The first of these, the company’s Amended and Restated 2004 Equity Incentive Plan (the “2004 EIP”), currently has 41,735 shares available for grant as equity awards, but will expire by its terms in 2014. The second of these, the company’s Amended and Restated 2006 Equity Incentive Plan (the “2006 EIP”), currently has 75,784 shares available for grant as equity awards, and contains a 4% annual evergreen provision. The 2006 EIP will expire by its terms in 2016. The third plan, the company’s 2012 Commencement Incentive Plan (the “2012 Plan”), was adopted without stockholder vote in accordance with NASDAQ Listing Rule 5635(c)(4) concerning inducement grants to new employees. We use the 2012 Plan solely to make awards in connection with offers of new employment by the company.

The following table includes aggregated information regarding awards outstanding as well as shares available for future awards under both our 2004 EIP and 2006 EIP, as of October 15, 2013, and the proposed number of shares issuable under the 2013 EIP:

	Number of shares		As a percentage of stock outstanding
Outstanding stock options	350,208		0.64%
Outstanding restricted stock units	2,801,082		5.1%
Other outstanding equity awards	0		0.0%
Total shares subject to outstanding awards as of 10/15/13	3,151,290		5.73%
Total shares available for future awards as of 10/15/13 under 2004 EIP	41,735		0.08%
Total shares available for future awards as of 10/15/13 under 2006 EIP	75,784	(1)	0.14%
Proposed shares available for future awards under 2013 EIP	6,000,000	(1)	10.91%

(1)	Plus, for each plan, a 4% annual evergreen. The percentage of stock outstanding doesn’t take into account any future increases in the share pool as a result of the evergreen feature.

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2012.

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Stock Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Stock Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders(1)	1,981,559	$4.42	593,199
Equity compensation plans not approved by security holders(2)	0	—	500,000

(1)	Consists of stock options issued to employees and directors, restricted stock units issued to employees and stock options issued as compensation to consultants for consultation services. These stock options and restricted stock units were issued under our 2001, 2004 and 2006 Equity Incentive Plans.

(2)	In 2012, we adopted by board action the 2012 Plan in accordance with NASDAQ Listing Rule 5635(c)(4) concerning inducement grants to new employees. As of December 31, 2012, no awards had been made under this plan. However, in the first nine months of 2013, we awarded an aggregate of 546,965 restricted stock units under our 2012 Plan.

Reasons for Seeking Stockholder Approval

Our Board of Directors believes that equity grants are a critical part of our compensation program. Stockholder approval of the 2013 EIP would allow us to continue to attract and retain directors, executives, and other employees with equity incentives. In fiscal years 2011, 2012 and 2013, we made equity awards under the company’s existing equity incentive plans totaling approximately 131,000 shares, 1,748,000 shares, and 2,593,000 shares, respectively (adjusted to reflect the 10:1 reverse stock split effected in July 2011). We estimate, based on the advice of The Croner Company to our Compensation Committee, that the availability of 6,000,000 shares initially, plus an increase by four percent (4%) per year of our then outstanding number of shares of common stock beginning in January 2015, would provide a sufficient additional number of shares to enable the company to continue to make awards at historical average annual rates for the foreseeable future.

In addition, stockholder approval would preserve our ability to grant a range of tax-efficient stock-based incentive awards under the 2013 EIP. Section 162(m) generally provides that compensation provided to a publicly held corporation’s CEO or any of its three most highly paid named executive officers (other than its CEO or CFO) is not deductible by the corporation for U.S. income tax purposes for any taxable year to the extent it exceeds $1 million. This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Section 162(m), including the requirement that the material terms of the related performance goals be disclosed to and approved by stockholders every five years. For the 2013 EIP, these terms are described below under “Eligibility,” “Individual Limits,” and “Performance Criteria.” Stockholders are being asked to approve, among other material terms, a set of business criteria on which performance goals may be based for future performance awards under the 2013 EIP. Although stockholder approval is one of the requirements for exemption under Section 162(m), even with stockholder approval there can be no guarantee that compensation will be treated as exempt performance-based compensation under Section 162(m). Furthermore, our Compensation Committee will continue to have authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Our stockholders last approved the 2004 EIP at our Annual Meeting held in 2004 and the 2006 EIP at our Annual Meeting held in 2007. If stockholders do not approve this Proposal Number 4, the company can continue to make awards under the 2004 EIP and 2006 EIP, but we will have limited shares available for future equity grants, the plans will expire in 2014 and 2016, respectively, and our ability to make tax deductible performance awards to executive officers will be limited under Section 162(m).

Summary of the 2013 EIP

In October 2013, our Board of Directors adopted the 2013 EIP, subject to approval by our stockholders. No awards have yet been made under the 2013 EIP. This summary is not a complete description of all provisions of the 2013 EIP and is qualified in its entirety by reference to the 2013 EIP, which is filed as Appendix 2 to this proxy statement.

Purpose.    The purpose of the 2013 EIP is to advance the company’s interests by providing for the grant to participants of stock-based and other incentive awards.

Plan Administration.    The 2013 EIP is administered by our Compensation Committee, who has the authority to, among other things, interpret the 2013 EIP, determine eligibility for, grant and determine the terms of awards under the 2013 EIP, and to do all things necessary or appropriate to carry out the purposes of the 2013 EIP. Our Compensation Committee’s determinations under the 2013 EIP are conclusive and binding.

Term.    No awards will be made after the tenth anniversary of the plan’s adoption, but previously granted awards may continue beyond that date in accordance with their terms.

Authorized Shares.    Subject to adjustment, the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the 2013 EIP is six million (6,000,000), plus an annual increase each January 1 (beginning January 1, 2015 and with the last increase on January 1, 2023) equal to four percent (4%) of the number of shares of our common stock then outstanding. Any shares of common stock underlying awards that are settled in cash, withheld by the company from an award in payment of the exercise price of the award or any required tax withholding, or otherwise expire, terminate or are forfeited prior to the issuance of stock, would again be available for issuance under the 2013 EIP. On October 15, 2013, the closing price of our common stock as reflected on Nasdaq was $1.38.

Individual Limits.    The maximum number of shares for which options may be granted and the maximum number of shares of stock subject to SARs which may be granted to any person in any calendar year is, in each case, 2,500,000 shares. The maximum number of shares subject to other awards which may be granted to any person in any calendar year is 2,500,000 shares. The maximum amount that may be paid to any person in any calendar year with respect to cash awards is $2,500,000.

Eligibility.    Our Compensation Committee selects participants from among the key employees, directors, consultants, and advisors of the company and its affiliates who are in a position to make a significant contribution to our success. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to employees of the company or certain affiliates. As of October 15, 2013, approximately fifty-five employees and seven directors would be eligible to participate in the 2013 EIP.

Types of Awards.    The 2013 EIP provides for grants of options, SARs, restricted and unrestricted stock and stock units, performance awards, cash awards, and other awards convertible into or otherwise based on shares of our stock. Dividend equivalents may also be provided in connection with an award under the 2013 EIP.

•	Restricted and Unrestricted Stock: A restricted stock award is an award of common stock subject to forfeiture restrictions, while an unrestricted stock award is not subject to restrictions.

•

Stock Options and SARs: The 2013 provides for the grant of ISOs, non-qualified stock options (“NSOs”), and SARs. The exercise price of an option, and the base price against which a SAR is to be measured, may not be less than the fair market value (or, in the case of an ISO granted to a ten percent stockholder, 110% of the fair market value) of a share of common stock on the date of grant. Our Compensation Committee determines when stock options or SARs become exercisable and the terms on which such awards remain exercisable. Stock options and SARs will generally have a maximum term of ten years. SARs are payable in cash, in shares of our common stock, or in a combination of cash and shares.

•

Stock Units: A stock unit award is denominated in shares of common stock and entitles the participant to receive stock or cash measured by the value of the shares in the future. The delivery of stock or cash under a stock unit may be subject to the satisfaction of performance conditions or other vesting conditions.

•	Performance Awards: A performance award is an award the vesting, settlement or exercisability of which is subject to specified performance criteria.

•	Cash Awards: A cash award is an award denominated in cash.

Vesting.    Our Compensation Committee has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award.

Termination of Employment.    Our Compensation Committee determines the effect of termination of employment or service on an award. Unless otherwise provided by our Compensation Committee or in an award agreement, upon a termination of employment or service all unvested options and other awards requiring exercise will terminate and all other unvested awards will be forfeited.

Performance Criteria.    The 2013 EIP provides that grants of performance awards may be made based upon, and subject to achieving, “performance objectives” over a specified performance period. Performance objectives with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) are limited to an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.

To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), our Compensation Committee may provide in the case of any award intended to qualify for such exception that one or more of the performance objectives applicable to an award will be adjusted in an objectively determinable manner to reflect events (for example, acquisitions and divestitures) occurring during the performance period of such award that affect the applicable performance objectives.

Transferability.    Awards under the 2013 EIP may not be transferred except by will or by the laws of descent and distribution, unless (for awards other than ISOs) otherwise provided by our Compensation Committee.

Corporate Transactions.    In the event of a consolidation, merger or similar transaction, a sale or transfer of all or substantially all of the company’s assets or a dissolution or liquidation of the company, our Compensation Committee may, among other things, provide for continuation or assumption of outstanding awards, for new grants in substitution of outstanding awards, for the accelerated vesting or delivery of shares under awards or for a cash-out of outstanding awards, in each case on such terms and with such restrictions as it deems appropriate. Except as our Compensation Committee may otherwise determine, awards not assumed will terminate upon the consummation of such corporate transaction.

Adjustment.    In the event of certain corporate transactions (including, but not limited to, a stock dividend, stock split or combination of shares, recapitalization or other change in the company’s capital structure that constitutes an equity restructuring within the meaning of ASC 718), our Compensation Committee will make appropriate adjustments to the maximum number of shares that may be delivered under and the individual limits included in the 2013 EIP, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, the exercise prices of such awards or any other terms of awards affected by such change. Our Compensation Committee may also make the types of adjustments described above to take into account distributions to stockholders and other events other than those listed above if it determines that such adjustments are appropriate to avoid distortion.

Amendment and Termination.    Our Compensation Committee can amend the 2013 EIP or outstanding awards, or terminate the 2013 EIP as to future grants of awards, except that our Compensation Committee will not be able alter the terms of an award if it would affect materially and adversely a participant’s rights under the award without the participant’s consent (unless expressly provided in the 2013 EIP or reserved by our Compensation Committee at the time of grant). Stockholder approval will be required for any amendment to the extent such approval is required by law, including the Code or applicable stock exchange requirements.

Federal Tax Effects

The following is a summary of some of the material federal income tax consequences associated with the grant and exercise of stock options under the 2013 EIP under current federal tax laws and certain other tax considerations associated with awards under the 2013 EIP. The summary does not address tax rates or non-U.S., state or local tax consequences, nor does it address employment-tax or other federal tax consequences except as noted.

ISOs.    In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and a deduction to the company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the company is not entitled to a deduction.

NSOs.    In general, a participant has no taxable income upon the grant of an NSO but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to the company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the company is not entitled to a deduction. An ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is generally treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Section 162(m).    Stock options, SARs and certain performance awards under the 2013 EIP are generally intended to be exempt or eligible for exemption from the deductibility limits of Section 162(m). However, as discussed above in “Reasons for Seeking Stockholder Approval,” the Compensation Committee will have discretionary authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Section 409A.    Section 409A of the Code (“Section 409A”) imposes an additional 20% income tax, plus, in some cases, a further income tax in the nature of interest, on nonqualified deferred compensation that does not comply with deferral, payment-timing and other formal and operational requirements specified in Section 409A and related regulations and that is not exempt from those requirements. Stock options and SARs granted under the 2013 EIP are intended to be exempt from Section 409A. The 2013 EIP gives the Compensation Committee the flexibility to prescribe terms for other awards that are consistent with the requirements of, or an exemption from, Section 409A.

Certain Change of Control Payments.    Under Section 280G of the Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards, may be subject to an additional 20% federal tax and may be non-deductible to the company.

2013 EIP Benefits

The Compensation Committee has full discretion to determine the number and amount of awards to be granted to employees under the 2013 EIP, subject to the limits described above under “Individual Limits” and other terms of the plan. Therefore, the future benefits or amounts that would be received by the executive officers and the groups named in the table below under the 2013 EIP are not determinable at this time.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE 2013 EQUITY INCENTIVE PLAN, AS SET FORTH HEREIN AS APPENDIX 2.

OTHER MATTERS

Stockholder Proposals

Stockholders who wish to present proposals for inclusion in the company’s proxy materials for the 2014 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. To be eligible, the stockholder proposals must be received by our corporate secretary on or before July 7, 2014.

Stockholders who wish to make a proposal at the 2014 Annual Meeting of Stockholders, other than one that will be included in our proxy materials, must notify us no later than September 20, 2014 (see Rule 14a-4 under the Exchange Act). If a stockholder who wishes to present a proposal at the 2014 Annual Meeting of Stockholders fails to notify us by September 20, 2014, the proxies that management solicits for the meeting will confer discretionary authority to vote on the stockholder’s proposal if it is properly brought before the meeting.

Stockholder Nominations of Directors

Stockholders or groups of stockholders that, individually or as a group, have beneficially owned at least 5% of the company’s common stock for at least one year prior to the date of such submission (the “Nominating Stockholder”) may submit a candidate for nomination for election as a director at any annual meeting of stockholders in accordance with Board policy. The submission must be in writing and delivered to StemCells, Inc., Attn: Secretary, Board of Directors, 7707 Gateway Blvd., Newark, California 94560, no later than on or about July 7, 2014 for nominees to be considered for nomination at the 2014 annual meeting. Submissions must include the name, address and number of shares of common stock beneficially owned by each participant in the Nominating Stockholder group, a representation that the Nominating Stockholder meets the requirements described in the Board policy and will continue to meet them through the date of the annual meeting, a description of all arrangements or understandings between or among the Nominating Stockholder group (or any participant in the Nominating Stockholder group) and the candidate or any other person or entity regarding the candidate, all information regarding the candidate that the company would be required to disclose in a proxy statement under SEC rules, including whether the candidate is independent or, if not, a description of the reasons why not, the consent of the candidate to serve as a director, and representations by the candidate regarding his or her performance of the duties of a director. Full details may be obtained from the secretary of the Board of Directors at the address above or on our website at www.stemcellsinc.com. The Corporate Governance Committee will consider and evaluate up to two candidates recommended in accordance with this policy in connection with any annual meeting. The Corporate Governance Committee will consider and evaluate candidates recommended by stockholders on the same basis as candidates recommended by other sources.

In addition, the company’s by-laws provide that a stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors by giving timely notice thereof in proper written form to the Secretary accompanied by a petition signed by at least 100 record holders of capital stock of the company representing in the aggregate 1% or more of the outstanding shares entitled to vote in the election of directors, which petition must show the class and number of shares held by each person. To be timely, such notice and petition must be received at the principal executive offices of the company not less than 60 days nor more than 90 days prior to the meeting, except if less than 70 days notice of the date of the meeting is given to stockholders, in which case the notice and petition must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of such date was made. The requesting stockholder is required to provide information with respect to the nominee(s) for director similar to that described above, as more fully set forth in the company’s by-laws.

Form 10-K

The company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended, as filed with the SEC, is available without charge upon request by writing to StemCells, Inc. at 7707 Gateway Blvd., Newark, California 94560, Attention: Investor Relations. A copy of this report is also available through our website at www.stemcellsinc.com or, alternatively, at www.sec.gov.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. We undertake to deliver promptly upon any request a separate or single copy of the proxy materials. You can notify us by sending a written request to StemCells, Inc., 7707 Gateway Blvd., Newark, California 94560, Attention: Investor Relations or by calling us at (510) 456-4000.

Other Business

The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

By Order of the Board of Directors

Kenneth B. Stratton, J.D.
Secretary

November 4, 2013

Appendix I

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION OF

STEMCELLS, INC.

StemCells, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

1. The name of the Corporation is StemCells, Inc. The date the Corporation filed its original Certificate of Incorporation with Delaware Secretary of State was August 2, 1988.

2. This Certificate of Amendment shall become effective immediately upon filing.

3. This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendment be considered by the stockholders of the Corporation. A meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on December 20, 2013, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

4. Upon the filing and effectiveness pursuant to the DGCL of this Certificate of Amendment of the Restated Certificate of Incorporation, as amended, of the Corporation, (the “Charter”) the first paragraph of section THREE of the Charter is hereby amended to read in its entirety as set forth below:

The total number of shares of stock that this Corporation shall have authority to issue is 226,000,000, consisting of 225,000,000 shares of Common Stock, with a par value of $0.01 per share (the “Common Stock”), and 1,000,000 shares of Undesignated Preferred Stock with a par value of $0.01 per share (the “Undesignated Preferred Stock”).

5. The remaining provisions of the Charter, including without limitation the remaining provisions of section THREE of the Charter, are not affected by the aforementioned amendment and remain in full force and are not affected by this Certificate of Amendment.

IN WITNESS WHEREOF, StemCells, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer, Martin M. McGlynn, and its corporate Secretary, Kenneth B. Stratton, on this [     day of             ], 201[    ].

STEMCELLS, INC.

Martin M. McGlynn
President and Chief Executive Officer

Kenneth B. Stratton
Secretary

I-1

Appendix II

STEMCELLS, INC.

2013 EQUITY INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures relating to the Plan; and otherwise do all things necessary or appropriate to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. The maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan is six million (6,000,000) plus an annual increase each January 1 (beginning January 1, 2015 and with the last increase on January 1, 2023) equal to four percent (4%) of the number of then outstanding shares of Stock. Notwithstanding the preceding sentence, no more than fifty (50) million shares of Stock may be delivered in satisfaction of ISOs awarded under the Plan, and no more than one hundred (100) million shares of Stock may be issued in satisfaction of Awards under the Plan to Participants who are residents of the State of California on the date of grant (“California Participants”). Nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, (x) ISOs be awarded under the Plan or (y) Awards to California Participants be made under the Plan. The limits set forth in this Section 4(a) shall be construed to comply with the requirements of Section 422 of the Code. For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Awards will be determined (i) net of shares of Stock underlying the portion of any Award that is settled in cash or the portion of any Award that expires, terminates or is forfeited prior to the issuance of Stock thereunder and (ii) net of shares of Stock withheld by the Company from an Award in payment of the exercise price of any Award requiring exercise or in satisfaction of tax withholding requirements with respect to any Award. To the extent consistent with the requirements of Section 422 and the regulations thereunder, and with other applicable legal requirements (including applicable stock exchange requirements), Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition shall not reduce the number of shares of Stock available for Awards under the Plan.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits. The following additional limits will apply to Awards of the specified type granted, or in the case of Cash Awards, payable to any person in any calendar year:

(1) Stock Options: 2,500,000 shares of Stock.

(2) SARs: 2,500,000 shares of Stock.

(3) Awards other than Stock Options, SARs or Cash Awards: 2,500,000 shares of Stock.

(4) Cash Awards: $2,500,000.

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same calendar year will be aggregated and made subject to one limit; (ii) the limits applicable to Stock Options and SARs refer to the number of shares of Stock subject to those Awards; (iii) the share limit under clause (3) refers to the maximum number of shares of Stock that may be delivered, or the value of which could be paid in cash or other property, under an Award or Awards of the type specified in clause (3) assuming a maximum payout; and (iv) the dollar limit under clause (4) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (4) assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Section 162(m), including, without limitation, where applicable, the rules under Section 162(m) pertaining to permissible deferrals of exempt awards.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those Employees and directors of, and consultants and advisors to, either the Company or any of its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options other than ISOs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Stock Option to either the Company or to a subsidiary of the Company that would be described in the first sentence of Treas. Regs. §1.409A-1(b)(5)(iii)(E).

6.	RULES APPLICABLE TO AWARDS

(a) All Awards.

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2) Term of Plan. No Awards may be made after ten years from the Date of Adoption, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs (and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs) may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs to any transferee eligible to be covered by the provisions of Form S-8 (under the Securities Act of 1933, as amended), subject to such limitations as the Administrator may impose.

(4) Vesting, etc. The Administrator will determine the time or times at which an Award will vest or become exercisable and the terms on which a Stock Option or SAR will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A) Immediately upon the cessation of the Participant’s Employment and except as provided in (B), (C), and (D) below, each Stock Option and SAR that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(B) Subject to (C), (D), and (E) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D) All Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to his or her “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of six months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(E) All Awards (whether or not exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the sole determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause.

(5) Additional Restrictions. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan, or if the Participant breaches any restrictive covenant agreement with the Company or its Affiliates. Without limiting the generality of the foregoing, the Administrator may recover Awards made under the Plan and payments under or gain in respect of any Award in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.

(6) Taxes. The delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon full satisfaction by the Participant of all tax withholding requirements with respect to the Award. The Administrator will prescribe such rules for the withholding of taxes as it deems necessary or appropriate. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(7) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limits or restrictions as the Administrator may impose.

(8) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(9) Section 162(m). In the case of any Performance Award (other than a Stock Option or SAR) intended to qualify for the performance-based compensation exception under Section 162(m), the Administrator will establish the applicable Performance Criterion or Criteria in writing no later than ninety (90) days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)) and, prior to the event or occurrence (grant, vesting or payment, as the case may be) that is conditioned on the attainment of such Performance Criterion or Criteria, will certify whether it or they have been attained.

(10) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan will be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

(11) Section 409A. Each Award will contain such terms as the Administrator determines, and will be construed and administered, such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(12) Fair Market Value. In determining the fair market value of any share of Stock under the Plan, the Administrator will make the determination in good faith consistent with the rules of Section 422 and Section 409A, to the extent applicable.

(b) Stock Options and SARs.

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. A Stock Option or SAR exercised by any person other than the Participant will not be deemed to have been exercised until the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise will be no less than 100% (or in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. Except in connection with a corporate transaction involving the Company (which term shall include, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise contemplated by Section 7 of the Plan, the terms of outstanding Awards may not be amended to reduce the exercise prices of outstanding Stock Options or the base values from which appreciation under outstanding SARs are to be measured other than in accordance with the stockholder approval requirements of any applicable stock exchange.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price will be by cash or check acceptable to the Administrator or by such other legally permissible means, if any, as may be acceptable to the Administrator.

(4) Maximum Term. Stock Options and SARs will have a maximum term not to exceed ten (10) years from the date of grant (or five (5) years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in Section 6(b)(2) above); provided, however, that, if a Participant still holding an outstanding but unexercised NSO or SAR ten (10) years from the date of grant (or, in the case of an NSO or SAR with a maximum term of less than ten (10) years, such maximum term) is prohibited by applicable law or a written policy of the Company applicable to similarly situated employees from engaging in any open-market sales of Stock, and if at such time the Stock is publicly traded (as determined by the Administrator), the maximum term of such Award will instead be deemed to expire on the thirtieth (30th) day following the date the Participant is no longer prohibited from engaging in such open market sales.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, etc. Except as otherwise provided in an Award agreement, the following provisions will apply in the event of a Covered Transaction:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may (but, for the avoidance of doubt, need not) provide (i) for the assumption or continuation of some or all outstanding Awards or any portion thereof or (ii) for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. Subject to Section 7(a)(5) below the Administrator may (but, for the avoidance of doubt, need not) provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines, it being understood that if the exercise or purchase price (or base value) of an Award is equal to or greater than the fair market value of one share of Stock (as determined in accordance with this Section 7(a)(2)), the Award may be cancelled with no payment due hereunder.

(3) Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may (but, for the avoidance of doubt, need not) provide that any Award requiring exercise will become exercisable, in full or in part and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4) Termination of Awards Upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine in any case, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) upon consummation of the Covered Transaction, other than Awards assumed pursuant to Section 7(a)(1) above.

(5) Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions With Respect to Stock.

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization, reclassification or other distribution of the Company’s equity securities without the receipt of consideration by the Company, or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of FASB ASC 718, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, and for the performance-based compensation rules of Section 162(m), where applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock required to be issued to Participants under the Plan will be evidenced in such manner as the Administrator may deem appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that Stock certificates will be issued to Participants under the Plan, the Administrator may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time the Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit disputes arising under the terms of the Plan or any Award made hereunder to binding arbitration or as limiting the ability of the Company to require any eligible individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Award.

12.	ESTABLISHMENT OF SUB-PLANS

The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Administrator will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as it deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as it deems necessary or desirable. All supplements so established will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction (as determined by the Administrator).

13.	GOVERNING LAW

(a) Certain Requirements of Corporate Law. Awards will be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor.

(b) Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of our based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the State of California without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(c) Jurisdiction. By accepting an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the Northern District of California for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the Northern District of California; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members (or one or more other members of the Board (including the full Board)) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” will include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code.

“Award”: Any or a combination of the following:

(i) Stock Options;

(ii) SARs;

(iii) Restricted Stock;

(iv) Unrestricted Stock;

(v) Stock Units, including Restricted Stock Units;

(vi) Performance Awards;

(vii) Cash Awards; and

(viii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash.

“Cause”: In the case of any Participant who is party to an employment or severance-benefit agreement that contains a definition of “Cause,” the definition set forth in such agreement will apply with respect to such Participant under the Plan for so long as such agreement is in effect. In the case of any other Participant, “Cause” will mean, as determined by the Administrator in its reasonable judgment, (i) a substantial failure of the Participant to perform the Participant’s duties and responsibilities to the Company or subsidiaries or substantial negligence in the performance of such duties and responsibilities; (ii) the commission by the Participant of a felony or a crime involving moral turpitude; (iii) the commission by the Participant of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its subsidiaries; (iv) a significant violation by the Participant of the code of conduct of the Company or its subsidiaries of any material policy of the Company or its subsidiaries, or of any statutory or common law duty of loyalty to the Company or its subsidiaries; (v) material breach of any of the terms of the Plan or any Award made under the Plan, or of the terms of any other agreement between the Company or subsidiaries and the Participant; or (vi) other conduct by the Participant that could be expected to be harmful to the business, interests or reputation of the Company.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation and Stock Option Committee of the Board.

“Company”: StemCells, Inc.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Date of Adoption”: The earlier of the date the Plan was approved by the Company’s stockholders or adopted by the Board, as determined by the Compensation Committee.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or any of its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates. Notwithstanding the foregoing and the definition of “Affiliate” above, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO.

“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Administrator in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The StemCells, Inc. 2013 Equity Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash, in shares of Stock of equivalent value, or in a combination of cash and shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Stock”: Common stock of the Company, par value $0.01 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

STEMCELLS, INC. C/O EQUISERVE TRUST COMPANY N.A. P.O. BOX8694 EDISON, NJ 08818-8694 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote nominee(s) on the line below. FOR the following: 0 0 0 1. Election of Directors Nominees 01 Eric Bjerkholt 02 R. Scott Greer 03 John Schwartz, Ph.D. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 To ratify the selection of Grant Thornton LLP as independent public accountants for the company for the fiscal year ending 0 0 0 December 31, 2013. 3 To amend the company’s restated certificate of incorporation to increase the company’s authorized capital by one hundred 0 0 0 fifty million shares of common stock. 4 To adopt the 2013 Equity Incentive Plan as proposed. 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. 0 R1.0.0.51160 (see reverse for instructions) 1 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or 0000186643_1 partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com . STEMCELLS, INC. ANNUAL MEETING OF STOCKHOLDERS, DECEMBER 20, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder, by completing this card, hereby appoints Martin McGlynn and Kenneth Stratton, or either of them with power of substitution to each, proxies of the undersigned to vote at the Annual Meeting of Stockholders of StemCells, Inc. to be held on December 20, 2013 at 7707 Gateway Boulevard, Newark, California at 10:00 a.m., local time, or at any postponements or adjournments thereof, all of the shares of Common Stock, par value $.01 per share, of StemCells, Inc. that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matter as specified by the undersigned, and to vote in such manner as they may determine on any other matter that may properly come before the meeting. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW AND IN FAVOR OF PROPOSAL 2, 3 and 4. IN THIER DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ADJOURNMENT THEREOF. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000186643_2 R1.0.0.51160